OFFER TO PURCHASE & CONSENT SOLICITATION
by DELTA MILLS, INC.
of 9-5/8% Senior Notes Due 2007

The Offer and Withdrawal Rights expire at 5:00 p.m., New York City time, on Friday, May 26, 2006, unless the Offer is extended or earlier terminated.

Delta Mills, Inc., a Delaware corporation (“Delta Mills” or the “Company”), invites the holders (each a “Holder”) of its outstanding 9-5/8% Senior Notes due 2007 (the “Notes”) to tender any or all of the Notes held by such Holder to Delta Mills upon the terms and conditions specified in this Offer to Purchase and Consent Solicitation (this “Offer Document”) and the accompanying Consent and Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”). Currently $30,941,000 in aggregate principal amount of the Notes is outstanding.

Delta Mills is also soliciting (the “Solicitation”) consents of the Holders (“Consents”) to certain proposed amendments described below (the “Proposed Amendments”) to the Indenture associated with the Notes dated August 27, 1997 (the “Indenture”), with The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The purpose of the Proposed Amendments is to delete or modify covenants in the Indenture relating to liens, asset sales and permitted indebtedness; these changes would permit Delta Mills to incur term loan indebtedness and to grant a first-priority security interest in and lien on additional assets to its credit facility lender in connection with a proposed amendment to that facility.

Consideration

>	The offer price for the Notes is $260 per $1,000 principal amount (the “Offer Price”) plus accrued and unpaid interest thereon (see “TERMS OF THE OFFER AND THE SOLICITATION”).

>	Delta Mills will pay $10 per each $1,000 principal amount of the Notes (the “Consent Payment”) in consideration for Consents that are received, accepted and not validly revoked.

>	The “Total Consideration” is the sum of the Offer Price and the Consent Payment or $270 per $1,000 principal amount.

Deadlines

>	The Offer will expire at 5:00 p.m., New York City time, on Friday, May 26, 2006, unless extended or earlier terminated (such time, as the same may be extended or earlier terminated, the “Expiration Time” and such date, as the same may be extended or earlier terminated, the “Expiration Date”).

>	The Solicitation will expire at 4:59 p.m., New York City time (the “Consent Time”), on the Expiration Date.

Terms and Conditions

>	The Offer and the Solicitation are subject to the satisfaction of certain conditions, including the receipt of Consents from Holders of at least a majority in aggregate principal amount of the outstanding Notes ($15,471,000) and the execution of a Supplemental Indenture (together, the “Majority Consent Condition”), amendment of Delta Mills’ current revolving credit facility to provide for a new $40 million term and revolving credit facility with fixed asset collateral values above a certain minimum and other conditions, all of which are described in “CONDITIONS TO THE OFFER AND THE SOLICITATION.” All conditions are waivable by Delta Mills.

>	Holders may not tender Notes without also giving their Consent to the Proposed Amendments. Holders may not revoke Consents without withdrawing any previously tendered Notes to which the Consents relate.

>	If Delta Mills accepts Consents and consummates the Proposed Amendments, it will also purchase all Notes validly tendered in the Offer and not withdrawn.

Tenders of Notes may be withdrawn at any time on or prior to the Expiration Time and Consents may be revoked at any time on or prior to the Consent Time. Delta Mills will settle all payment obligations with respect to Notes accepted for purchase pursuant to the Offer as soon as practicable following such acceptance but in no event later than the third New York Stock Exchange, Inc. trading day following the Expiration Time (the “Payment Date”). Notes that are tendered and are accepted for purchase by Delta Mills will be purchased at the Offer Price, plus interest accrued but unpaid up to but not including the Payment Date. In the event that the Offer and the Solicitation are withdrawn or otherwise not completed, the Offer Price and Consent Payment will not be paid or become payable to Holders of the Notes who have validly tendered their Notes and delivered Consents in connection with the Offer and the Solicitation.

The date of this Offer to Purchase is April 17, 2006.

THIS OFFER DOCUMENT CONSTITUTES NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS OFFER DOCUMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENT HERETO OR IN THE AFFAIRS OF DELTA MILLS OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

No person has been authorized to give any information or to make any representation not contained in this Offer Document and, if given or made, such information or representation may not be relied upon as having been authorized by Delta Mills.

Delta Mills does not make any recommendation as to whether or not Holders should tender Notes in response to the Offer and/or provide Consents to the Proposed Amendments.

Any Holder desiring to tender Notes and deliver Consents (or to deliver Consents without tendering Notes) should either (a) in the case of a Holder who holds such Notes, complete and sign the Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Consent and Letter of Transmittal) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with the Notes being tendered, if any, and any other required documents, to The Bank of New York Trust Company, N.A., as Depositary (the “Depositary”), or (b) in the case of a Holder who holds Notes in book-entry form, request such Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes and deliver Consents for Notes so registered. See “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.” Tendering Holders will not be obligated to pay brokerage fees or commissions of the Depositary.

Any Holder that desires to tender Notes but cannot comply with the procedures set forth herein for tender on a timely basis or whose Notes are not immediately available may tender the Notes by following the procedures for guaranteed delivery set forth under “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS — Guaranteed Delivery.” To be valid, tenders must be received by the Depositary by the Expiration Time.

The Depository Trust Company (“DTC”) has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes and consent to the Proposed Amendments as if they were Holders. To effect a tender and consent, DTC participants may, in lieu of physically completing and signing the Consent and Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.” A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Notes on the beneficial owner’s behalf. A Letter of Instructions is included in the solicitation materials provided along with this Offer Document which may be used by a beneficial owner in this process to effect the tender. See “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.”

Any questions or requests for assistance or for additional copies of this Offer Document, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery or the related documents may be directed to the Information Agent at its address and telephone number set forth below. A Holder may also contact its broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

The Information Agent:
Georgeson Shareholder Communications
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 509-0917

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To Holders of 9-5/8% Senior Notes Due 2007 of Delta Mills, Inc.:

This Offer Document and the related documents delivered herewith contain important information which should be read carefully before any decision is made with respect to the Offer and the Solicitation.

SUMMARY

The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text and more specific details contained in this Offer Document and any amendments and appendices hereto. Holders of the Notes are urged to read this Offer Document in its entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer Document.

Delta Mills	Delta Mills, Inc., a Delaware corporation.
The Notes	9-5/8% Senior Notes due September 1, 2007.
The Offer	Delta Mills hereby offers to purchase all outstanding Notes on the terms and conditions set forth herein.
The Solicitation	Delta Mills is also seeking Consents from Holders to the Proposed Amendments to the Indenture. The Record Date for the Solicitation is April 17, 2006.
Expiration Time	The Expiration Time of the Offer shall be 5:00 p.m., New York City time, on May 26, 2006 (as such date may be extended as provided herein).
Consent Time
The Consent Time of the Offer shall be 4:59 p.m., New York City time, (immediately prior to the Expiration Time) on May 26, 2006 (or, if the Expiration Time is extended to a later date, such later date).

Offer Price per Note
The Offer Price to be paid for each $1,000 principal amount of Notes tendered pursuant to the Offer is $260 plus accrued and unpaid interest to, but not including, the date that the Notes are accepted for payment pursuant to the Offer plus the Consent Payment, for a Total Consideration of $270 plus accrued and unpaid interest to, but not including, the date of payment.

Consent Payment
Delta Mills is offering to pay to each Holder on the Record Date who validly consents to the Proposed Amendments prior to the Consent Time, a Consent Payment in cash equal to $10 per each $1,000 principal amount of the Notes for which Consents have been validly delivered, with such payment to be made on the Payment Date. Consents may be tendered without tendering Notes. However, the tender of Notes must be accompanied by a tender of Consents associated with such Notes.

Required Consents	Approval of the Proposed Amendments to the Indenture requires Consents from Holders representing a majority in aggregate principal amount of the outstanding Notes (excluding for such purposes any Notes owned at such time by Delta Mills or any of its Affiliates). Receipt of the Required Consents is also a condition to the Offer and the Solicitation. An aggregate principal amount of $30,941,000 of Notes is currently outstanding, so Delta Mills must receive Consents from Holders of $15,471,000 of principal amount of Notes for the Proposed Amendments to be approved.

Payment Date
The Payment Date shall be the date that the Notes are accepted for payment pursuant to the Offer, which shall be as promptly as practicable after the later of (i) the Expiration Time and (ii) the satisfaction and waiver of the conditions specified in the Offer and the Solicitation, but in no event later than the third New York Stock Exchange, Inc. trading day following the Expiration Time.

How to Tender Notes or Deliver Consents	See “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.” For further information, consult your broker, dealer, commercial bank or trust company for assistance.
Withdrawal Rights
Tenders of Notes may be validly withdrawn at any time on or prior to 5:00 p.m., New York City time, and Consents may be validly revoked at any time on or prior to 4:59 p.m., New York City time, on the Expiration Date, but not thereafter. A valid written withdrawal of tendered Notes will constitute the concurrent valid revocation of such Holder’s related Consent unless expressly stated otherwise in the withdrawal statement and except that Consents may not be revoked after the Consent Time. In order for a Holder to revoke a Consent, such Holder must withdraw any related tendered Notes. See “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS.”

Purpose
The purpose of the Offer is to acquire up to and including the total principal amount ($30,941,000) of outstanding Notes. The purpose of the Solicitation and the Proposed Amendments is to eliminate or modify certain covenants and other provisions contained in the Indenture. See “PURPOSE OF THE OFFER AND THE SOLICITATION” and “PROPOSED AMENDMENTS TO THE INDENTURE.”

Source of Funds
The source of funds for the Offer and the Solicitation will be borrowings under an amendment of Delta Mills’ credit facility with GMAC Commercial Finance LLC (“GMAC”). See “SOURCE AND AMOUNT OF FUNDS.”

Brokerage Commissions	No brokerage commissions are payable by Holders of the Notes.
Depositary	The Bank of New York Trust Company, N.A., which is the Indenture Trustee, is serving as Depositary in connection with the Offer and the Solicitation. Its address and telephone number are set forth on the back cover page of this Offer Document.
Risk Factors
See “RISK FACTORS” for a discussion of certain factors that should be considered in evaluating the Offer and the Solicitation including, without limitation, the potential adverse consequences of the adoption of the Proposed Amendments on Holders whose Notes are not acquired in the Offer.

Further Information
Additional copies of this Offer Document, the Consent and Letter of Transmittal and other related materials may be obtained by contacting, and questions about the Offer should be directed to, the Information Agent at its address and telephone numbers set forth on the back cover page of this Offer Document.

AVAILABLE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE

Delta Mills presently files reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information can be inspected at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s website (http://www.sec.gov).

The following documents filed by Delta Mills with the SEC are incorporated by reference herein and made a part hereof:

(a)	Delta Mills’ Annual Report on Form 10-K for the fiscal year ended July 2, 2005, as amended;

(b)	Delta Mills’ Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2005;

(c)	Delta Mills’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005; and

(d)	Delta Mills’ Current Report on Form 8-K dated April 17, 2006.

All documents and reports filed by Delta Mills with the SEC after the date of this Offer Document and on or prior to the termination of the Offer and Solicitation shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded for purposes of this Offer and Solicitation to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, a part of this Offer Document.

Delta Mills will provide without charge to each person to whom a copy of this Offer Document is delivered, on written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of the request, a copy of any of the documents that are incorporated by reference herein, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests for additional materials should be directed to Georgeson Shareholder Communications, the Information Agent, at 17 State Street, 10th Floor, New York, NY 10004, banks and brokers call (212) 440-9800, all others call toll free (800) 509-0917.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This Offer Document contains various “forward-looking statements”. All statements, other than statements of historical fact, that address activities, events or developments that Delta Mills expects or anticipates will or may occur in the future are forward-looking statements. Examples are statements that concern future revenues, future costs, future earnings or losses, future cash flows, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties and other similar information. The words “estimate”, “project”, “forecast”, “anticipate”, “expect”, “intend”, “believe” and similar expressions, and discussions of strategy or intentions, are intended to identify forward-looking statements.

The forward-looking statements in this document are based on Delta Mills’ expectations and are necessarily dependent upon assumptions, estimates and data that Delta Mills believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties listed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Management Overview and Company Outlook — In Conclusion” in Delta Mills’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, which is incorporated herein by reference.

Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. You should also review the other cautionary statements made in the reports and other documents Delta Mills files with the SEC. All forward-looking statements attributable to us, or persons acting for us, are expressly qualified in their entirety by our cautionary statements.

Delta Mills does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

TERMS OF THE OFFER AND THE SOLICITATION

In General

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment set forth in the related documentation and in the accompanying Consent and Letter of Transmittal), Delta Mills is offering to purchase all outstanding Notes for cash at the Offer Price, which is $260 for each $1,000 principal amount of Notes tendered pursuant to the Offer, plus accrued and unpaid interest to, but not including, the Payment Date. However, if the total Consents validly received and not withdrawn are with respect to less than a majority ($15,471,000) in principal amount of Notes, Delta Mills will not purchase any of the Notes. A tender of Notes must be accompanied by the tender of Consents to the Proposed Amendments associated with such Notes.

Upon the terms and subject to the conditions of the Solicitation (including, if the Solicitation is extended or amended, the terms of any such extension or amendment), Delta Mills is soliciting Consents from the Holders as of the Record Date to the Proposed Amendments to the Indenture, and is offering to pay to each Holder who consents to the Proposed Amendments prior to the Consent Time a Consent Payment in cash equal to $10 per $1,000 principal amount of the Notes for which Consents have been validly delivered and not validly revoked, with such payment to be made on the Payment Date. In addition, Consents may be tendered (and accepted) even if the corresponding Notes are not tendered. Consents will not be accepted, and the Consent Payment will not be paid, unless Consents are validly received and not validly withdrawn with respect to at least a majority ($15,471,000) in principal amount of outstanding Notes (the “Majority Consent Condition”).

The Total Consideration is the sum of the Offer Price plus the Consent Payment or $270 per $1,000 principal amount of Notes tendered and not withdrawn and for which Consents have been validly delivered and not revoked. For all Notes that are accepted for payment pursuant to the Offer, Holders who validly tender their Notes pursuant to the Offer prior to the Expiration Time will receive the Total Consideration plus accrued and unpaid interest on the tendered Notes to, but not including, the Payment Date. Holders who have validly tendered and not validly revoked Consents without tendering Notes, will receive the Consent Payment for all tendered Consents.

Delta Mills expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Time, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms and at prices that may or may not differ materially from the terms of the Offer.

Relationship between tendering Notes and Consents

Holders who tender Notes in the Offer are obligated with respect to those tendered Notes to consent to the Proposed Amendments. Accordingly, if a Holder has tendered Notes, such Holder may not revoke Consents without withdrawing from the Offer the previously tendered Notes to which such Consents relate. Holders who wish to tender their Consent, but not any Notes, may tender the Consent and receive the Consent Payment provided herein. Such Consents may be revoked prior to the Consent Time.

All Notes validly tendered in accordance with the procedures set forth in “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS” and not withdrawn in accordance with the procedures set forth in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” on or prior to the Expiration Time will, subject to the Majority Consent Condition, upon the terms and subject to the conditions hereof, be accepted for payment by Delta Mills, and payments will be made therefor, as promptly as practicable after the later of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions specified in the Offer and the Solicitation. Subject to applicable securities laws and (as applicable) the terms set forth below under the subheading “Extensions, Amendments or Termination”, Delta Mills reserves the right (x) to waive any and all conditions to the Offer and/or the Solicitation, and/or (y) to extend or to terminate the Offer and/or the Solicitation and/or (z) otherwise to amend the Offer and/or the Solicitation in any respect.

The Proposed Amendments will be effected by the execution of the Supplemental Indenture as of the Consent Time. The elimination and modification of the covenants set forth in the Supplemental Indenture will not be operative if the Offer is not subsequently consummated on the Payment Date by the purchase of all validly tendered Notes not withdrawn. If the Offer is terminated or withdrawn, the Supplemental Indenture will not become operative.

Extensions, Amendments or Termination

Subject to applicable securities laws and (as applicable) the terms set forth under this subheading “Extensions, Amendments or Termination,” Delta Mills reserves the right (x) to waive any and all conditions to the Offer and/or the Solicitation, and/or (y) to extend or to terminate the Offer and/or the Solicitation and/or (z) otherwise to amend the Offer and/or the Solicitation in any respect. See “CONDITIONS TO THE OFFER AND THE SOLICITATION.” The rights reserved by Delta Mills in this paragraph are in addition to Delta Mills’ rights to terminate the Offer as described in “CONDITIONS TO THE OFFER AND THE SOLICITATION.” If Delta Mills elects to extend, amend or terminate the Offer, then it will as promptly as practicable make a public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, Delta Mills shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

If Delta Mills makes a material change in the terms of the Offer or the Solicitation or the information concerning the Offer or the Solicitation, Delta Mills will disseminate additional Offer and Solicitation materials and extend the Offer or, if applicable, the Solicitation, to the extent required by law. If the Solicitation is amended prior to the Expiration Time in a manner determined by Delta Mills to constitute a material adverse change to the Holders, Delta Mills will promptly disclose such amendment and, if necessary, extend the Solicitation for a period deemed by Delta Mills to be adequate to permit Holders to withdraw their Notes and revoke their Consents. See “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS.”

CONDITIONS TO THE OFFER AND THE SOLICITATION

Notwithstanding any other provisions of the Offer and the Solicitation, Delta Mills shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-l under the Exchange Act, and may terminate the Offer and the Solicitation, if any of the following has occurred:

(a)  it shall not have received Consents from at least a majority in aggregate principal amount ($15,471,000) of the outstanding Notes, and the Trustee does not execute a Supplemental Indenture to the Indenture implementing the Proposed Amendments;

(b)  the Company shall not have entered into an amendment acceptable to the Company in its sole discretion providing for a new credit facility with lending commitments of up to $40 million, as described in “SOURCE AND AMOUNT OF FUNDS”, or the Company shall believe, based on the information then available to it, that the size of the Unreserved Term Loan Facility (as defined in “RISK FACTORS — Risks to Holders of Notes Not Tendered in Offer if the Solicitation is Successful”) will be less than $7.0 million;

(c)  there shall have been instituted, threatened or be pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer or the Solicitation that is, or is reasonably likely to be, in the sole judgment of Delta Mills, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Delta Mills and its subsidiaries taken as a whole, or which would or might, in the sole judgment of Delta Mills, prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation;

(d)  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of Delta Mills, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation or that is, or is reasonable likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Delta Mills and its subsidiaries, taken as a whole;

(e)  there shall have occurred or be likely to occur any material event adversely affecting the business or financial affairs of Delta Mills that, in the sole judgment of Delta Mills, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation;

(f)  the Trustee under the Indenture or any other person shall have objected in any respect to or taken action that could, in the sole judgment of Delta Mills, adversely affect the consummation of the Offer or the Solicitation or Delta Mills’ ability to effect any of the Proposed Amendments or shall have taken any action that challenges the validity or effectiveness of the procedures used by Delta Mills in soliciting the Consents (including the form thereof) or in the making of the Offer or the Solicitation or the acceptance of, or payment for, the Notes or the Consents; or

(g)  there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (2) any significant adverse change in the price of the Notes or any publicly traded securities of Delta Mills or any of its affiliates in the United States, or other major European securities or financial markets, (3) a material impairment in the trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets, (5) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Delta Mills, might affect the extension of credit by banks or other lending institutions, (6) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (7) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, it is a condition subsequent to the Solicitation that all validly tendered Notes that have not been validly withdrawn be purchased in the Offer.

Subject to applicable securities laws and (as applicable) the terms set forth above under “TERMS OF THE OFFER AND THE SOLICITATION — Extensions, Amendments or Termination,” Delta Mills reserves the right (x) to waive any and all conditions to the Offer and/or the Solicitation, and/or (y) to extend or to terminate the Offer and/or the Solicitation and/or (z) otherwise to amend the Offer and/or the Solicitation in any respect.

The foregoing conditions are for the sole benefit of Delta Mills and may be asserted by Delta Mills regardless of the circumstances giving rise to any such condition (including any action or inaction by Delta Mills) and may be waived by Delta Mills, in whole or in part, at any time and from time to time, in the sole discretion of Delta Mills. All conditions to the Offer and all conditions to the Solicitation will, if Notes are to be accepted for payment promptly after the Expiration Time, be either satisfied or waived by Delta Mills concurrently with or prior to the expiration of the Offer on the Expiration Time (as to the Offer) and concurrently with or prior to the expiration of the Consent Time (as to the Solicitation). The failure by Delta Mills at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN INFORMATION CONCERNING DELTA MILLS

Delta Mills is a Delaware corporation with its principal executive offices located at 700 North Woods Drive, Fountain Inn, South Carolina 29644 (telephone number: 864-255-4100). Delta Mills is a wholly owned subsidiary of Delta Woodside Industries, Inc. (“Delta Woodside”), a South Carolina corporation, the common stock of which is listed on the NASDAQ OTC Bulletin Board under the symbol “DLWI”. Unless the context otherwise requires, all references herein to “Delta Mills” refer to Delta Mills, Inc. and any of its existing and future subsidiaries. Delta Mills was incorporated in Delaware in 1971 and acquired by a predecessor of Delta Woodside Industries, Inc. in 1986.

Since 2001, Delta Mills has closed five plants, leaving it with two operating plants. During fiscal year 2002, Delta Mills announced the closing of its Furman weaving facility in Fountain Inn, South

Carolina, and the liquidation of the related assets was completed in the first quarter of fiscal year 2006. Delta Mills announced the closing of its Catawba yarn manufacturing facility in Maiden, North Carolina in fiscal year 2003 and the closing of its Estes weaving facility in Piedmont, South Carolina in fiscal year 2005 and completed the liquidation of the related assets of both of these facilities in fiscal year 2005. In fiscal year 2005, Delta Mills also eliminated its yarn manufacturing operations at its Beattie Plant in Fountain Inn, South Carolina and began purchasing all of its yarn from independent suppliers. During the second quarter of fiscal year 2006, Delta Mills implemented its exit from the woven synthetics business by the closure of its Pamplico weaving facility in Pamplico, South Carolina and its Delta #2 finishing facility located in Wallace, South Carolina. The only synthetics business asset remaining to be sold is the real estate at Pamplico, South Carolina. The Delta #2 plant is not currently for sale.

Delta Mills’ business now consists of (1) the manufacture and sale of a broad range of woven, finished apparel fabric primarily to branded apparel manufacturers and resellers, including Haggar Corp., the Wrangler® and Lee® labels of V.F. Corporation, Liz Claiborne, Inc., Levi Strauss or their respective subcontractors, and private label apparel manufacturers for J.C. Penney Company, Inc., Sears, Roebuck & Co., Wal-Mart Stores, Inc., and other retailers, and (2) the manufacture and sale of camouflage fabrics and other fabrics to apparel manufacturers for their use in manufacturing apparel for the United States Department of Defense (which we refer to as our “government business,” though Delta Mills itself has no direct contracts with the Department of Defense).

For more information regarding Delta Mills and its business, please refer to Delta Mills’ Annual Report on Form 10-K for the fiscal year ended July 2, 2005 and Delta Mills’ Quarterly Reports on Form 10-Q for the fiscal periods ended October 1, 2005 and December 31, 2005, which are incorporated by reference herein and made a part hereof.

RISK FACTORS

The following risk factors, in addition to the other information described elsewhere herein, should be carefully considered by each Holder before deciding whether to participate in the Offer and the Solicitation.

Risks Related to Delta Mills’ Business

The risks and uncertainties listed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Management Overview and Company Outlook — In Conclusion” in Delta Mills’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, are incorporated herein by reference. See also “FACTORS TO BE CONSIDERED BY NOTE HOLDERS” below.

Risks if Solicitation and Offer are Not Successful

It is unclear what alternatives Delta Mills will have with respect to the Notes if the Solicitation and, correspondingly, the Offer are not successful. During the last several months, Delta Mills has had discussions with GMAC and several other prospective lenders, including commercial lenders and hedge fund lenders, with respect to potential borrowings to fund a cash offer to the Note Holders. Based on these discussions, Delta Mills’ Board believes that the New Credit Facility utilizes all or virtually all of Delta Mills’ current borrowing capacity. In addition to supplying the funds needed for the Offer, the New Credit Facility will provide Delta Mills with funds for its anticipated working capital needs. Delta Mills’ Board believes that any increase in the Offer Price could adversely affect Delta Mills’ ability to operate its business in a prudent fashion. Accordingly, Delta Mills’ Board believes, based on the information currently available to it, that the Offer represents the highest cash offer that it can envision Delta Mills will be able to make in the foreseeable future with borrowed funds and that it is unlikely that Delta Mills will be in a position, prior to the stated maturity of the Notes, to purchase the outstanding Notes with the proceeds of borrowed funds at a purchase price in excess of the Offer Price.

If the Solicitation and Offer are not successful, Delta Mills’ Board will continue to examine the available alternative approaches to dealing with the September 1, 2007 maturity of the Notes. As stated in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, these alternatives include (in no particular order of priority) seeking amendments to the terms of our Notes, offering the Note Holders the opportunity to exchange their Notes for cash and/or other debt and/or equity securities, a refinancing or restructuring of our debt, selling or otherwise disposing of our assets, initiating an insolvency proceeding or some other transaction or combination of these transactions. Delta Mills’ Board has not yet determined which of these alternatives it may pursue in the event that the Solicitation and Offer are not successful. Delta Mills’ alternatives will be affected by the terms of the New Credit Facility. See “SOURCE AND AMOUNT OF FUNDS.” For additional discussion of Delta Mills’ possible strategic alternatives, see the information set forth below under “RISK FACTORS — Any Transaction Other than the Offer may provide Note Holders with More or Less Value than the Offer Price” and “FACTORS TO BE CONSIDERED BY NOTE HOLDERS.”

If the Solicitation and Offer are not successful, all amounts advanced under the New Credit Facility will be secured (as is Delta Mills’ current credit facility) by a first priority security interest in Delta Mills’ accounts receivable and inventory and related property (and the proceeds thereof) and the capital stock of Delta Mills and Delta Mills’ subsidiary. As a result, the Notes will be junior in rank to New Credit Facility indebtedness with respect to that collateral. As noted below under “FACTORS TO BE CONSIDERED BY NOTE HOLDERS,” Delta Mills cannot be certain that it will be able to comply with the covenants (many of which have not yet been determined) that will be contained in the New Credit Facility, and an event of default will exist under the New Credit Facility if any Notes remain outstanding on March 31, 2007.

Risks to Holders of Notes Not Tendered in Offer if the Solicitation is Successful

Risks relating to the Proposed Amendments

If the Proposed Amendments become operative, a number of the restrictive covenants and some of the events of default contained in the Indenture will be amended or eliminated. The Indenture, as so amended, will continue to govern the terms of all Notes that remain outstanding after the consummation of the Offer. The elimination (or, in certain cases, amendment) of these restrictive covenants, events of default and other provisions, as provided in the Proposed Amendments, will permit Delta Mills and its subsidiaries, insofar as the Indenture is concerned, to, among other things, incur up to $9.0 million of additional indebtedness, incur liens and sell assets and apply the sales proceeds in a manner that might otherwise not have been permitted by the Indenture. It is possible that any of the actions that Delta Mills and its subsidiaries would be permitted to take as a result of the changes to the Indenture effected by the Supplemental Indenture will increase the credit risk with respect to Delta Mills faced by Holders whose Notes are not acquired pursuant to the Offer or otherwise materially adversely affect the interests of such Holders. See “PROPOSED AMENDMENTS TO THE INDENTURE.”

Increased indebtedness under and security for New Credit Facility

The acquisition of Notes pursuant to the Offer will be funded by borrowings under Delta Mills’ New Credit Facility. See “SOURCE AND AMOUNT OF FUNDS.” All amounts advanced under the New Credit Facility will be secured by a first priority security interest in Delta Mills’ accounts receivable and inventory and related property (and the proceeds thereof) and the capital stock of Delta Mills and Delta Mills’ subsidiary and in addition, following consummation of the Offer, by a first priority security interest in and lien on all or substantially all of Delta Mills’ other assets. As a result, the Notes that remain outstanding after successful completion of the Offer will be junior in rank to New Credit Facility indebtedness (including the increase in that indebtedness needed to fund the Offer) that is secured by all or substantially all of Delta Mills’ assets.

As noted below under “FACTORS TO BE CONSIDERED BY NOTE HOLDERS,” Delta Mills cannot be certain that it will be able to comply with the covenants (many of which have not yet been determined) that will be contained in the New Credit Facility, and an event of default will exist under the New Credit Facility if any Notes remain outstanding on March 31, 2007. Our ability to repay amounts borrowed under the term loan facility under the New Credit Agreement will be dependent in part on our ability to sell, at acceptable prices and in a timely fashion, our Pamplico plant (and related real property) and the land surrounding our Beattie plant not needed for operations.

Uncertainty as to post-Offer strategic alternatives

It is unclear what alternatives Delta Mills will have, following a successful completion of the Offer, with respect to the remaining outstanding Notes.

After completion of the Offer and depending in part on how many Notes are tendered in the Offer, the New Credit Facility may require that some or all of the term loan facility be reserved against the borrowing base under the revolving portion of the New Credit Facility, which would have the effect of reducing the revolving credit facility availability that Delta Mills would otherwise have. We refer to the amount of the term loan facility that will not be required to be reserved against the revolving credit facility’s borrowing base as the “Unreserved Term Loan Facility.” Delta Mills does not yet know how large the Unreserved Term Loan Facility will be. The size of the Unreserved Term Loan Facility will be determined by the lender following receipt of the environmental reports that are in the process of being obtained and will be based in large part on the results of those environmental reports that have not yet been received and of appraisals that GMAC has already received. Based on the information currently available to it, Delta Mills believes that the Unreserved Term Loan Facility will not be higher than approximately $7.5 million. Depending on Delta Mills’ future needs for borrowings under its revolving credit facility, the size of the Unreserved Term Loan Facility may not be sufficient to permit a subsequent offer to purchase the Notes that remain outstanding after the Offer.

In addition, for reasons unrelated to the size of the Unreserved Term Loan Facility, Delta Mills may not choose or be able to make any such subsequent offer and/or Delta Mills may choose, if it is able to do so, to pursue a transaction other than an offer to repurchase the remaining outstanding Notes.

For further information, see “FACTORS TO BE CONSIDERED BY NOTE HOLDERS.”

Potential effect on future trading market and prices for Notes

The Notes are not listed on any securities exchange and are not quoted through the National Association of Securities Dealers Automated Quotation System, although certain dealers have made a market in the Notes from time to time. To the extent that Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices of the Notes.

To the extent that Notes are tendered and accepted for payment in the Offer, the trading market for any Notes that are not acquired in the Offer may be significantly more limited, which might adversely affect the liquidity of such Notes. The extent of the trading market and the availability of price quotations would depend upon a number of factors, including the number of Holders of any Notes outstanding at such time. As a result, there can be no assurance that any trading market for the Notes will exist after consummation of the Offer. An issue of securities with a smaller outstanding market value available for trading (the “float”) may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not acquired in the Offer may be affected adversely to the extent that the amount of Notes purchased pursuant to the Offer reduces the float. The reduced float also may tend to make the trading prices of any Notes that are not so purchased more volatile.

From time to time in the future, Delta Mills or its affiliates may acquire Notes that remain outstanding following consummation of the Offer, if any, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the Indenture, Delta Mills may choose to redeem or contractually defease the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Delta Mills or its affiliates may pursue. Any future acquisitions of the Notes would further reduce the float for the Notes, which may have some of the effects described above. Based on the information currently available to it, Delta Mills’ Board believes that it is unlikely that any future purchase by Delta Mills of any Notes would be at a price higher than the Offer Price. See “FACTORS TO BE CONSIDERED BY NOTE HOLDERS” and “DESCRIPTION OF THE NOTES AFTER THE PROPOSED AMENDMENTS.”

Although Delta Mills believes that the Notes trade on a negotiated basis between certain market makers and Holders of the Notes, no generally reliable public pricing information for the Notes is available. Holders of Notes are urged to contact their brokers to obtain the best available information as to potential current market prices.

Any Transaction Other than the Offer may provide Note Holders with More or Less Value than the Offer Price

If the Offer is not consummated or, alternatively, if the Proposed Amendments are approved but Notes remain outstanding after the Offer, Delta Mills or its affiliates may, from time to time in the future, acquire outstanding Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Subject to the provisions of the Notes and the Indenture, and depending in part on the amount of Notes that remain outstanding, Delta Mills may choose to redeem or contractually defease the Notes. Alternatively, Delta Mills may pursue a transaction other than a purchase of Notes, or future circumstances may preclude Delta Mills from acquiring any of the outstanding Notes.

There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Delta Mills or its affiliates would pursue. Delta Mills’ alternatives will be affected by the terms of the New Credit Facility. See “SOURCE AND AMOUNT OF FUNDS.” Based on the information currently available to it, Delta Mills’ Board believes that it is unlikely that any future purchase by Delta Mills of any Notes would be at a price higher than the Offer Price.

See “RISK FACTORS” AND “FACTORS TO BE CONSIDERED BY NOTE HOLDERS.”

Fraudulent Conveyance and Related Considerations

Although the standards will vary depending on the law of the jurisdiction applied, in general, if a court were to find that, at the time the Holders of Notes received the Offer Price and the Consent Payment, either: (i) Delta Mills paid such amounts with the intent of hindering, delaying or defrauding creditors or (ii) Delta Mills (a) received less than fair consideration or a reasonably equivalent value for paying such amounts and (b) either (x) was insolvent or rendered insolvent by reason of the payments of such amounts, (y) was engaged in a business for which its remaining assets constituted unreasonably small capital, or (z) was acting with the intent or belief that it would incur debts beyond its ability to repay such debts as they matured (as the foregoing terms are defined in or interpreted under applicable federal and state fraudulent conveyance statutes), then such court may find that such payments involved the transfers of interests in property deemed to be a fraudulent conveyance under applicable law. To the extent such payments were deemed to be a fraudulent conveyance, there is a risk that such payments would be avoided and that consenting and tendering Holders of Notes would be ordered by a court to turn over to Delta Mills or to a fund for the benefit of creditors of Delta Mills or to judgment creditors of Delta Mills some or all of the portion of the consideration paid to Holders for their Consents and Notes.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, a corporation would be considered insolvent if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether Delta Mills was “solvent” in connection with such payments or as to whether, whatever standard was used, Delta Mills would be found to have been solvent.

Separate and apart from any fraudulent conveyance challenge, any payments made to Holders of Notes in consideration for their Consents and Notes may also be subject to challenge as a preference if such payments: (a) are made within 90 days prior to a bankruptcy filing by Delta Mills; (b) are made when Delta Mills is insolvent; and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by Delta Mills as debtor in possession or the trustee in bankruptcy, and Holders would be restored to their previous position as Holders of Notes.

Delta Mills believes that the payments made for the Notes tendered and the Consent Payments made for Consents validly delivered pursuant to the Offer and the Solicitation are being made for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, Delta Mills will receive fair consideration and a reasonably equivalent value for the Offer Price and the Consent Payment, if paid.

SOURCE AND AMOUNT OF FUNDS

We expect that funds necessary to repurchase the Notes pursuant to the Offer and make the Consent Payments will come from borrowings by Delta Mills under an amendment to its GMAC credit facility, as described below. If all the Notes are acquired in the Offer, the aggregate Total Consideration paid will be approximately $8,354,000.

GMAC has given us a commitment letter to provide us, by means of an amendment to our existing credit agreement and subject to the terms and conditions set forth in that letter, a new credit facility with lending commitments of up to $40 million (the “New Credit Facility”). We believe that the New Credit Facility will include the following:

•	The New Credit Facility will have a three-year term and will consist of a $31 million revolving credit facility and up to a $9 million term loan facility. Delta Mills’ factoring arrangement with GMAC will also be amended and extended for a term of three years.

•	The purpose of the New Credit Facility will be to provide funds for the Offer and (at a discount satisfactory to the lender) any other purchase of the Notes, for working capital purposes and for related expenses.

•	The borrowing base under the revolving credit facility will consist of the sum of (i) up to 90% of eligible factored accounts receivable, and (ii) up to the lesser of (x) 50% of the lower of cost or market of eligible inventory or (y) $15 million, less (a) an availability block of up to $7 million, and less (b) such reserves as are determined from time to time by the lender, which reserves may include a portion or all of the amount of the term loan facility as described below. The revolving credit facility will include a $2 million sublimit for letters of credit, and will mature three years from closing of the New Credit Facility.

•	The term loan facility will be up to $9 million. Borrowings needed to fund the Offer must be made under the term loan facility. The term loan facility will include a multiple draw feature with the proceeds to fund purchase of the Notes pursuant to the Offer or (at a discount satisfactory to the lender) otherwise. Any permitted draws under the term loan facility must be made prior to March 31, 2007. The term loan will amortize monthly based on a five-year level principal amortization schedule with repayment of all outstanding amounts required three years from closing.

•	Promptly following closing of the Offer, we must grant first priority liens in favor of the lender on all or substantially all of our machinery and equipment and, subject to the lender receiving environmental reports satisfactory to it, on all or substantially all of our real property. The size of the Unreserved Term Loan Facility (which will be reduced by any future sales of assets that are included in the calculation of the Unreserved Term Loan Facility amount) will be determined by the lender based in large part on the appraised values of (and results of environmental reports respecting) certain of the fixed assets that constitute collateral from time to time under the New Credit Facility. The appraisals of the fixed assets to be included in the calculation of the Unreserved Term Loan Facility amount have been obtained, and we estimate that it will take at least approximately four weeks to obtain the environmental reports respecting the real property expected to be included in the calculation of the Unreserved Term Loan Facility amount.

•	Any outstanding borrowings under the term loan facility in excess of the Unreserved Term Loan Facility will be required to be reserved against the borrowing base under the revolving credit facility.

•	Revolving credit loans will bear interest at prime plus 2.75% per annum. The term loan will bear interest at prime plus 4.00% per annum. In addition, the New Credit Facility will provide for other charges and fees to be paid to the lender.

•	Covenants under the New Credit Facility will include restrictions (which have not yet been determined) respecting minimum earnings before interest, taxes, depreciation and amortization, maximum leverage, minimum fixed charge coverage and capital expenditures and possibly other restrictions.

•	Proceeds of asset sales (above a level to be negotiated) will be required to be applied to repay amounts outstanding under the New Credit Facility. Repayments resulting from the sale of fixed assets will reduce the term loan facility. Sales of fixed assets that are included in the calculation of the Unreserved Term Loan Facility amount will also reduce the Unreserved Term Loan Facility amount. Delta Mills is currently listing for sale its Pamplico plant and related real property (which will not be taken into account in the calculation of the Unreserved Term Loan Facility amount) at a listing price of approximately $2.5 million. In addition, Delta Mills currently anticipates listing for sale approximately 53 acres of land (which is expected to be included in the calculation of the Unreserved Term Loan Facility amount) that is adjacent to, but not needed for the operations of, its Beattie plant, but has not yet determined the listing price for this property. Any net proceeds from the sale of these properties will be used to prepay the term loan under the New Credit Facility. In addition, any net proceeds from the sale of the 53 acres of land adjacent to the Beattie plant will reduce the amount of the Unreserved Term Loan Facility by the collateral value of that land. Delta Mills cannot, however, be certain that either of these properties will sell at a price equal or approximately equal to its listing price. See “FACTORS TO BE CONSIDERED BY NOTE HOLDERS — Possible strategic alternatives — Potential liquidation in Chapter 11 proceeding.”

•	Events of default under the New Credit Facility will include the circumstance of any Notes remaining outstanding on March 31, 2007.

•	Closing of the New Credit Facility is subject to the fulfillment of several conditions, such as that no material adverse change will have occurred in the business, operations, assets, properties, liabilities, profits, prospects or financial position of Delta Mills.

We believe that the fixed asset collateral value of our machinery and equipment will not provide us with a sufficiently large Unreserved Term Loan Facility to allow us to consummate the Offer (assuming all or a substantial majority of the Notes are tendered). Accordingly, consummation of the Offer will depend on GMAC’s willingness to give sufficient collateral value to a significant portion of our real property. GMAC’s willingness to do so will be based primarily on the results of the environmental reports that are in the process of being obtained but have not yet been received. As indicated under “CONDITIONS TO THE OFFER AND THE SOLICITATION” above, a condition to consummation of the Offer and the Solicitation is that the Company believes, based on the information then available to it, that the size of the Unreserved Term Loan Facility will be at least $7.0 million.

Based on the commitment letter and conversations we have had with GMAC, we currently believe that the environmental reports in the process of being obtained will be received and the New Credit Facility will close prior to or on the Expiration Date, although we cannot be certain that this will be the case. We currently anticipate that, if the environmental reports are not received sufficiently in advance of the Expiration Date for GMAC to determine the maximum size of the Unreserved Term Loan Facility or we are unable to close on the New Credit Facility on or prior to the Expiration Date, we will either extend or terminate the Offer. We currently believe that it is likely that we will terminate the Offer and the Solicitation if the Unreserved Term Loan Facility is not at least $7.0 million.

PURPOSE OF THE OFFER AND THE SOLICITATION

The purpose of the Offer is to acquire up to and including all of the outstanding Notes. See “FACTORS TO BE CONSIDERED BY NOTE HOLDERS.”

The purpose of the Solicitation and the Proposed Amendments is to eliminate or modify the restrictive covenants and other provisions contained in the Indenture that limit Delta Mills’ ability to incur additional indebtedness, grant liens and dispose of assets and apply the asset sale proceeds. See “PROPOSED AMENDMENTS TO THE INDENTURE.” These changes to the Indenture are intended to give Delta Mills the ability to borrow under the term loan facility under the New Credit Facility to fund the Offer (and, if any Notes remain outstanding after the Offer, any future purchases of Notes that Delta Mills may elect to make) and treat those borrowings as made under the Unreserved Term Loan Facility to the maximum extent possible. See “SOURCE AND AMOUNT OF FUNDS.” Delta Mills reserves the right, however, to incur additional indebtedness, grant additional liens, and sell assets and apply the proceeds thereof for other purposes if the Proposed Amendments are approved and implemented in a Supplemental Indenture.

FACTORS TO BE CONSIDERED BY NOTE HOLDERS

The Board is not making a recommendation as to whether or not Note Holders should tender their Notes in the Offer or grant Consents in the Solicitation.

In making a determination as to whether to tender Notes in the Offer and grant Consents, Note Holders should consider, among other matters, all the information in this Offer Document and the information contained in our Annual Report on Form 10-K for our 2005 fiscal year, our Quarterly Reports on Form 10-Q for our fiscal quarters ended October 1, 2005 and December 31, 2005 and our Current Report on Form 8-K dated April 17, 2006. These reports, together with the other filings we make with the SEC, are available on the SEC’s website, www.sec.gov. See “AVAILABLE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE.”

The Board believes that the Note Holders should consider, in addition to the information contained in our reports and other documents filed with the SEC, the following factors in reaching a decision respecting the Offer and the Solicitation:

History of significant losses, and continuing uncertainties facing the business

We incurred net losses of approximately $5.5 million and $23.6 million, respectively, in our 2004 and 2005 fiscal years. Our net loss for the first six months of our 2006 fiscal year was approximately $9.9 million. As described in our fiscal 2005 Form 10-K and our Form 10-Q for the quarterly period ended December 31, 2005, our business faces significant competitive pressures and uncertainties.

By way of example of the uncertainties facing our business, the US Government recently informed its military apparel suppliers that it intends to reduce its demand for ACU uniforms during the latter part of its fiscal year ending October 2006. Some of these military apparel suppliers are customers of our government business. We expect that this reduction in demand will likely adversely affect our government business sales during the first half of our 2007 fiscal year.

By way of another example, the US Government recently informed one of our government business customers that it was not complying with some of the qualification requirements applicable to that customer (which requirements are unrelated to the fabric supplied by us to this customer). This matter may cause a significant reduction in demand from that customer beginning in our 2007 fiscal year.

More generally, due in part to the US military involvement in Iraq and Afghanistan and the transition to a new military uniform, our government business (which generally has higher margins than our commercial business) is currently operating at a near historic high level. It is unlikely that this high level of business will continue indefinitely, although we cannot predict when the level of business might decline.

In addition, we do not believe that our commercial business is likely to improve significantly in the near or foreseeable future as compared to its current level of business. The industry still suffers from overcapacity in the United States and the continued threat of imports.

Forecasted results for the remainder of fiscal 2006 and for fiscal 2007

Based on the information currently available to us, we believe that we generated an operating loss during the third quarter of our 2006 fiscal year and anticipate generating relatively small positive operating income (excluding any gain from consummation of and costs associated with the Offer) during the fourth quarter of our 2006 fiscal year. Based on the information currently available to us, we believe that in our fiscal 2006 third quarter we generated revenues that were approximately 12% less than the revenues that we generated during the fiscal 2006 second quarter. We do not yet know the amount of our operating loss for the fiscal year 2006 third quarter. We intend to publicly announce our financial results for the third quarter of our 2006 fiscal year prior to the Expiration Date.

We have not yet finalized our internal projections for our 2007 fiscal year. Based on the information currently available to us, however, we anticipate generating positive operating income (excluding gain from asset sales) during our 2007 fiscal year of less than $1 million.

These forecasts show expected levels of operating income for the remainder of our 2006 fiscal year and for our 2007 fiscal year that will not support a debt refinancing that would generate proceeds sufficient to pay the full principal amount of the Notes on their due date on September 1, 2007.

These forecasts are based on assumptions that we believe are reasonable, but actual results could differ materially from the assumptions we are making and from these forecasts. Some of the factors that could cause actual results to differ materially from these forecasts are set forth in our annual report on Form 10-K for our 2005 fiscal year and in our quarterly report on Form 10-Q for the period ended December 31, 2005. In our experience, it is extremely difficult to accurately project sales in our business beyond a few months into the future, in part because many of the factors that influence the level of demand for our products are not within our control. In addition, many of the costs that significantly affect our results are beyond our control. These costs include the costs of energy and raw materials.

Our credit facility with GMAC

Our working capital needs are generally satisfied by cash provided by operations and borrowings under the GMAC credit facility. We did not generate net cash from our operations in our 2005 fiscal year. We generated approximately $2.8 million of net cash from operating activities and used approximately $4.7 million of net cash in financing activities during the first six months of our 2006 fiscal year. Based on our projections, we forecast that (assuming consummation of the Offer) approximately $2.9 million of net cash will be provided by our operations during the last six months of our 2006 fiscal year, primarily as a result of the reduction in our accounts receivable and inventory levels from the shut-down of our synthetics business, which will also reduce the borrowing base to some extent under our GMAC revolving credit facility. Based on our forecasts (assuming consummation of the Offer), we anticipate generating approximately $2.8 million of net cash from operations during our 2007 fiscal year (exclusive of changes in operating assets and liabilities). As noted above, these forecasts are based on assumptions that we believe are reasonable, but actual results could differ materially from the assumptions we are making and from these forecasts.

Our ability to continue operations is, therefore, dependent on our having a satisfactory revolving credit facility.

Due to the pressures and uncertainties that we face as described above, we cannot be certain that we will continue to comply with the financial covenants in our existing GMAC revolving credit agreement or the financial covenants to be contained in the New Credit Facility. The current covenants provide little cushion for a failure to meet our projections for the remainder of our 2006 fiscal year, and the financial covenants to be contained in the New Credit Facility have not yet been established. In the event that we were to fail in the future to satisfy any covenant in our current GMAC credit facility or the New Credit Facility, we have no assurance that GMAC would waive that covenant violation, although GMAC has provided covenant violation waivers in the past.

As a result of these uncertainties, we cannot be assured that we will be able to continue to draw under the current GMAC credit facility or the New Credit Facility for operations or to pay debt service throughout the remainder of our 2006 fiscal year or our 2007 fiscal year.

March 31, 2007 maturity of current revolving credit facility (or Event of Default under New Credit Facility) and September 1, 2007 maturity of Notes

Our current GMAC revolving credit facility matures on March 31, 2007. The Notes mature in full on September 1, 2007. An Event of Default will exist under the New Credit Facility if any Notes remain outstanding on March 31, 2007.

Possible strategic alternatives

As a result of these circumstances, the Board has been exploring, and continues to examine, alternative approaches to deal with the September 1, 2007 maturity of the Notes. As stated in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, these alternatives include (in no particular order of priority) seeking amendments to the terms of our Notes, offering the Note Holders the opportunity to exchange their Notes for cash and/or other debt and/or equity securities, a refinancing or restructuring of our debt, selling or otherwise disposing of our assets, initiating an insolvency proceeding or some other transaction or combination of these transactions.

In addition to the Offer, based on the information currently available to it, our Board believes that the following are the alternatives most likely to generate any material amounts of cash to pay Note Holders for their Notes.

Potential liquidation in Chapter 11 proceeding

As part of the process of examining our strategic alternatives, we recently performed (with the assistance of FTI Consulting, Inc., a nationally recognized consultant with experience with respect to liquidations) analyses of the possible outcomes of a liquidation of the Company in the context of a Chapter 11 proceeding.

Initially, we performed this analysis using our December 31, 2005 balance sheet. Subsequently, we updated the analysis using our March 4, 2006 interim balance sheet. In each case, by the very nature of the exercise we had to make numerous significant assumptions and predictions about events and circumstances that would be beyond our control and subject to considerable uncertainty. As eventual outcomes of a liquidation are inherently uncertain, we developed in each case a range of potential outcomes.

The analysis made assumptions and estimates with respect to the following items, among others:

•	We considered both an immediate shut-down liquidation scenario and an orderly run out period followed by a shut-down liquidation scenario. Under the immediate shut-down scenario, we assumed that the Company would simultaneously file for protection under Chapter 11 of the US Bankruptcy Code and cease all business operations. We assumed that, subsequent to the shut-down, all assets of the Company would be sold in an orderly liquidation over a period of approximately 12 months. In the orderly run out approach, we assumed that the Company would file for protection under Chapter 11 and initiate a 3-month run out of the business. We assumed that, during this 3-month period, the Company would complete the sales in its backlog and convert a substantial amount of raw materials and work-in-process to finished goods. We further assumed that all assets remaining after the 3-month run out period would be sold in an orderly liquidation process anticipated to continue for 12 months following the end of the 3-month run out period. In each scenario, we assumed that proceeds would be distributed to creditors in accordance with the provisions of the US Bankruptcy Code. Although, in a Chapter 11 proceeding, the Company would seek to implement the procedure that it believed was most likely to generate the highest return for the Company’s relevant stakeholders, the Company would not control the decision of whether a liquidation of the Company would be effected through an immediate shut-down or an orderly run out. Such a decision would be significantly influenced by the views of the Company’s secured lender and, in the event of a dispute by any of the parties in a Chapter 11 proceeding, the decision of the bankruptcy judge.

•	We estimated the returns on collection in liquidation of our accounts receivable to range from 80% to 90% of the book value of accounts receivable as of the applicable balance sheet date.

•	We estimated the returns on sales of our finished goods inventory as ranging from 80% to 90% of book value as of the applicable balance sheet date in the immediate shut-down scenario. The 90% realization value reflects the evaluation of a third party collateral monitoring service. The lower value of 80% reflects the potential diminution of value that could occur due to the bankruptcy process, the passage of time since the evaluation as well as other risks and uncertainties. Considerably lower realization rates were assumed for the much smaller amount of finished goods inventory that would remain after a 3-month run out period.

•	We estimated the returns on realization of our greige and raw material inventory as ranging from 55% to 65% of book value as of the applicable balance sheet date in the immediate shut-down scenario. The 65% realization value reflects the evaluation of a third party collateral monitoring service. The lower value of 55% reflects the potential diminution of value that could occur due to the bankruptcy process, the passage of time since the evaluation as well as other risks and uncertainties. Considerably lower realization rates were assumed for the much smaller amount of greige and raw material inventory that would remain after a 3-month run out period.

•	We estimated that our work-in-process inventory would realize between 0% and 20% of its book value as of the applicable balance sheet date in the immediate shut-down scenario. The 0% valuation reflects the evaluation of a third party collateral monitoring service. The 20% estimate reflects the potential scrap value of our work-in-process inventory. No value was given to work-in-process inventory remaining at the end of the 3-month run out period in the orderly run out approach.

•	We estimated that, given the assumptions detailed above, the inventory, taken as whole and net of the cost of liquidation, could potentially yield between 43% and 55% of book value as of the applicable balance sheet date should the Company go into an immediate shut down and liquidation. The realization amounts for the much-reduced inventory balances remaining after an orderly 3-month run out process were estimated to be considerably lower (26% to 33%), as the marketability of the remaining inventory would likely be low.

•	We estimated the realization in liquidation of our prepaid assets as ranging from 55% to 57% of the book balance as of the applicable balance sheet date with the majority of the value arising from the realization of vendor deposits.

•	We estimated the sales proceeds for our plants, equipment and real estate. For this purpose, we took into account appraisals that we had obtained in November and December 2005 respecting the fair market values of some of our plants, equipment and real estate. These appraisals indicated (before selling and related expenses) (i) a value of the Company’s machinery and equipment of between approximately $5.1 million (in an orderly liquidation) and approximately $6.9 million (on a fair market value basis) (in each case on the assumption that the buyer pays the costs of disassembling, loading, transporting and reinstalling at another location the machinery and equipment) and (ii) a value of the Company’s Beattie plant and Delta 2 and Delta 3 plants and associated real estate of approximately $6.8 million (without accounting for any environmental costs). For purposes of the liquidation analyses, we estimated that the value of our Pamplico plant and associated real estate (which is held for sale at a $2.5 million listing price) in an orderly liquidation sale context is approximately $1.6 million (without accounting for any environmental costs). Since completion of the liquidation analyses and in connection with the New Credit Facility, GMAC has received an appraisal that indicates (before selling and related expenses) a value of our machinery and equipment of approximately $4.0 million (in an orderly liquidation) (on the assumption that the buyer pays the costs of disassembling, loading, transporting and reinstalling at another location the machinery and equipment). This recently received appraisal was received after completion of our liquidation analyses and, therefore, was not taken into account in those analyses.

•	We estimated the likely costs that we would incur in connection with the sale of our assets, including commissions, anticipated environmental expenses and projected costs to unwind our South Carolina Fee in Lieu of Taxes arrangement.

•	We estimated that the sales proceeds for our plants, equipment and real estate, taken as a whole and net of commissions, anticipated environmental expenses and other costs and projected cost to unwind our South Carolina Fee in Lieu Taxes arrangement, as being between 29% and 32% of the net book value as of the applicable balance sheet date. As noted above, this estimation took into account the appraisals that we obtained in November and December 2005, but not the appraisal recently obtained by GMAC in connection with the New Credit Facility.

•	We estimated the professional fees and wind down and liquidation/administrative costs, including WARN costs and severance, that we would likely incur during the course of a Chapter 11 proceeding. These amounts were forecasted on the assumption that there would not be significant controversies in the proceeding.

•	We estimated the potential time period that the Company would require to complete the bankruptcy process as 12 months in the case of the immediate shut-down scenario and 15 months in the case of the orderly run-out scenario, consisting of a 3-month operating period and a 12-month period to complete the liquidation. Each of these estimated time periods assumes that no major controversies arise, legal or otherwise, during the pendency of the proceeding. Should any such unplanned controversies arise, it could materially increase the time to complete the process and significantly increase the cost of administration. Whether such events occur would largely be out of the control of the Company.

•	We estimated the nature and amount of claims that would likely be treated as priority claims in a Chapter 11 proceeding, including employee claims and both reclamation rights and priority claims for trade vendors as expanded by recent amendments to the Bankruptcy Code. As we have maintained our trade accounts payable on a generally current basis, it is estimated that a significant majority of our trade payables would be treated as secured by reclamation rights or as priority claims under Sections 503 and 546 of the Bankruptcy Code.

•	We considered the possibility that the claim against our parent corporation, Delta Woodside Industries, Inc., by the North Carolina Department of Revenue that is described in our quarterly report on Form 10-Q for the quarterly period ended December 31, 2005, as updated by our Current Report on Form 8-K with date of April 17, 2006, might become a claim against Delta Mills.

•	We considered other contingent claims and estimated an amount that could potentially be treated as an unsecured claim.

•	For purposes of the analysis, we did not consider the impact of any bankruptcy avoidance actions nor did we place any value on our net operating losses for income tax purposes.

Based on our December 31, 2005 balance sheet and these assumptions and estimates, the analysis forecasted amounts available at the end of a Chapter 11 proceeding for our unsecured creditors (including the Notes) with no priority claims or reclamation rights. A summary of this forecast is set forth in Appendix A to this Offer Document. Depending on the assumptions and estimates made, the amounts so forecasted to be available for those unsecured creditors (before consideration of the time value of money) was between approximately 13% and approximately 29% of the principal amount owed in the immediate shut-down scenario and between approximately 30% and approximately 41% of the principal amount owed in the orderly run-out followed by shut-down scenario.

Based on our March 4, 2006 balance sheet and these assumptions and estimates, the analysis forecasted amounts available at the end of a Chapter 11 proceeding for our unsecured creditors (including the Notes) with no priority claims or reclamation rights. Depending on the assumptions and estimates made, the amounts so forecasted to be available for those unsecured creditors (before consideration of the time value of money) was between approximately 15% and approximately 30% of the principal amount owed in the immediate shut-down scenario and between approximately 30% and approximately 41% of the principal amount owed in the orderly run-out followed by shut-down scenario.

We performed these analyses assuming that a Chapter 11 proceeding would likely last 12 months in the immediate shut-down scenario and 15 months in the orderly run-out followed by shut-down scenario. It is very possible, however, that such a proceeding could last considerably longer than 12 or 15 months, an outcome that could materially reduce returns to creditors. As an example, based on our December 31, 2005 balance sheet and on a present value basis, the lower end of the recovery range for unsecured creditors (with no priority claims or reclamation rights) in the immediate shut-down scenario could drop to as little as approximately 6% if one assumes additional bankruptcy costs of $2 million and that the proceeding lasts 24 months or 36 months as a result of delays in completing the bankruptcy process. These assumed additional bankruptcy costs are for illustrative purposes only. Actual bankruptcy costs could be more or less than these amounts. Similarly, the upper end of the recovery range could drop to approximately 20% and approximately 18%, respectively, if one assumes an additional $2 million in bankruptcy costs and that the proceeding lasts 24 or 36 months. Additionally, as an example, based on our December 31, 2005 balance sheet and on a present value basis, the lower end of the recovery range for unsecured creditors (with no priority claims or reclamation rights) in the orderly run out scenario could drop to as little as approximately 20% if the proceeding lasts 27 months and to as little as approximately 18% if the proceeding lasts 39 months and an additional $2 million in bankruptcy costs are assumed. The upper end of the recovery range could drop to approximately 29% and approximately 27%, respectively, if the proceeding lasts 27 or 39 months and an additional $2 million in bankruptcy costs are assumed. A summary (based on our December 31, 2005 balance sheet) of these possible effects of protracted Chapter 11 proceedings on the recovery of unsecured creditors (with no priority claims or reclamation rights), including the assumptions underlying the data summarized above and other scenarios, is set forth in Appendix A to this Offer Document.

The actual recovery amount could be higher or lower than these estimates. As noted, the analyses were based on our December 31, 2005 and March 4, 2006 balance sheets. The December 31, 2005 analysis did not take into consideration actual operating results or changes in assets and liabilities subsequent to December 31, 2005. Similarly, the March 4, 2006 analysis did not take into consideration actual operating results or changes in assets and liabilities subsequent to March 4, 2006. Recovery amounts could be significantly different depending on the date any Chapter 11 proceeding were initiated. Moreover, there are significant other uncertainties respecting our ability to obtain any of these liquidation results, and any actual liquidation could generate net proceeds that differ materially from those projected in the analysis. Furthermore, the analysis was prepared based on assumed treatment of various issues by a bankruptcy court. Actual treatment of these issues by a bankruptcy court could be materially different than the assumptions made in the analysis.

Given these uncertainties and the considerable time period that would have to pass in a Chapter 11 proceeding before funds became available for payment to Note Holders, our Board does not currently plan to pursue a liquidation of Delta Mills in a Chapter 11 proceeding. Circumstances may, however, change in a manner that causes the Board to reevaluate this determination.

Potential sale of business

We periodically engage in discussions with companies that may have an interest in acquiring all or a significant part of our business. Although we are currently in the process of providing information to a prospective acquirer, we do not currently have any plan or proposal with respect to any such acquisition. Based on discussions that we have had, however, it is likely that if any such acquisition were to occur, the purchaser would require us to pursue it in the context of a

Chapter 11 proceeding. If any such transaction were to occur, the proceeds thereof available for the Note Holders may be higher or lower than the Offer Price.

In addition to the Offer and other potential transactions that might generate cash with which to pay the Note Holders for their Notes, we have considered, and may in the future be required to consider if all the Notes are not acquired in the Offer, a transaction whereby the Note Holders are offered the opportunity to exchange their Notes for our equity or long-term debt or whereby, through an insolvency proceeding, the Notes are exchanged for our equity or long-term debt. Such equity or debt may have a value greater or less than the Offer Price. We are not pursuing such a transaction at this time, however, because of our Board’s belief that the Offer provides more certain, and possibly higher, value to the Note Holders than would a transaction that provided them with equity or long-term debt in exchange for the Notes. If the Note Holders were to obtain equity or long-term debt in exchange for their Notes, they would continue to be subject to the considerable uncertainties that are faced by our business and, correspondingly, it would be difficult to value the equity or long-term debt they would receive.

As of the date of this Offer Document, our Board has not determined whether, following the Offer, the Company will attempt to acquire all or some of the Notes, if any, that remain outstanding after the Offer or to pursue a sale of the Company’s business to a third party or another form of transaction. The Board’s determination will likely be affected by, among other matters, the outcome of the Offer, the size of the Unreserved Term Loan Facility under the New Credit Facility, whether a third party makes a proposal to acquire Delta Mills or its assets, and the results of our operations.

Reasons for the Offer and the Solicitation

Our Board has determined that the Offer constitutes an appropriate measure to address the September 1, 2007 maturity of the Notes.

The New Credit Facility is expected to provide us with the funds needed to consummate the Offer. Moreover, our Board believes that the Offer will cause Delta Mills to incur considerably less expense in the way of professional fees and other costs than would any alternative involving an insolvency proceeding.

In addition, obtaining the Proposed Amendments respecting the Indenture will permit us to grant first priority liens to the lender under the New Credit Facility. As stated above, such a lien grant will cause all or part of the amount borrowed under the term loan facility to fund the Offer (up to the amount of the Unreserved Term Loan Facility) to not be reserved against the revolving credit facility borrowing base under the New Credit Facility. Based on the information currently available to us, we believe that the Unreserved Term Loan Facility will not be higher than approximately $7.5 million.

The Indenture currently has a covenant limiting our ability to incur additional debt. The Proposed Amendments include an amendment to this covenant that would permit the Company to incur additional indebtedness up to $9 million, as an additional category of “Permitted Debt” (as defined in the Indenture), whether or not the Indenture otherwise permits such additional indebtedness as part of the “New Credit Facility” (as that term is defined in the Indenture). The Indenture currently requires that, with limited exceptions, any lien on our machinery, plants and real estate be granted on an equal and ratable basis in favor of the Indenture Trustee, and would therefore prohibit the granting of a first priority lien on those assets solely in favor of the lender of the New Credit Facility. Moreover, the Indenture contains a covenant governing the use of proceeds of any sales of our assets. This covenant, if it were to remain in place, could be inconsistent with the requirement in the New Credit Facility that asset sale proceeds be applied to repay borrowings under the New Credit Facility. In addition, this asset sale covenant in the Indenture may require us in our 2007 fiscal year, as a result of prior asset sales and depending on the level of our capital expenditures, to reduce permanently the maximum amount available for borrowing under the GMAC credit facility or to make an offer to acquire Notes at 100% of their principal amount plus accrued interest. Either of these consequences would adversely affect our liquidity. See “PROPOSED AMENDMENTS TO THE INDENTURE.”

See “PURPOSE OF THE OFFER AND THE SOLICATION.”

PROPOSED AMENDMENTS TO THE INDENTURE

This section sets forth a brief description of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to the Solicitation. The summaries of provisions of the Indenture set forth below and under the heading “DESCRIPTION OF THE NOTES AFTER THE PROPOSED AMENDMENTS” are qualified in their entireties by reference to the full and complete terms contained in the Indenture. Capitalized terms appearing below and under the heading “DESCRIPTION OF THE NOTES AFTER THE PROPOSED AMENDMENTS” but not defined in this Offer Document have the meanings assigned to such terms in the Indenture. Copies of the Indenture are available upon request to Delta Mills. The Indenture is also available on the SEC’s EDGAR online database as Exhibit 4.2.6 to the Current Report on Form 8-K/A of Delta Woodside Industries, Inc., filed on September 25, 1997 (http://www.sec.gov/Archives/edgar/data/806624/0000806624-97-000013.txt), together with Amendment No. 1 to the Indenture, which was filed as Exhibit 4.2.1 to Delta Mills’ 10-K for its fiscal year ended July 2, 2005 (http://www.sec.gov/Archives/edgar/data/1046860/000101989205000225/amd1-indenture.txt).

The Proposed Amendments will be embodied in an amendment to the Indenture in the form set forth in the Supplemental Indenture that will be executed by Delta Mills and the Trustee as of the Consent Time upon receipt of the Required Consents. The Indenture does not require the Holders to approve the particular form of any Proposed Amendment. It is sufficient if the Holders approve the substance of the Proposed Amendments.

The elimination and modification of the covenants set forth in the Supplemental Indenture, as described below, will not be operative if the Offer is not subsequently consummated on the Payment Date by the purchase of all validly tendered Notes not withdrawn. The Proposed Amendments to the Indenture are as follows:

Deletion of Restrictive Covenants and Related Events of Default

The Proposed Amendments would delete in their entireties from the Indenture the restrictive covenants listed below and references thereto. Deletion of references to these restrictive covenants will require the amendment of events of default related solely to these restrictive covenants (including without limitation Section 6.01(iii) of the Indenture, which provides for an event of default in the event of Delta Mills’ violation of any of the covenants contained in Sections 3.09 and 4.10 (each of which is summarized below), among others). The following descriptions of the applicable provisions are merely summaries of, and do not modify, those provisions.

Section 4.10	Asset Sales. Generally restricts the ability of Delta Mills and its subsidiaries to consummate any asset sale involving consideration or assets having a fair market value in excess of $1.0 million unless the consideration for such dispositions is (i) at least equal to fair market value of the assets disposed of, (ii) subject to certain exceptions, at least 75% in cash or certain cash equivalents, and (iii) applied in accordance with the Indenture, which may include application toward and a permanent reduction of indebtedness under the “New Credit Facility” (as defined in the Indenture) or an offer to repurchase Notes with such consideration at a purchase price of 100% of the principal amount plus accrued and unpaid interest to the date of purchase.

Section 3.09	Offer to Purchase by Application of Excess Proceeds. Sets forth the procedures for offers to purchase Notes with asset sale proceeds if required by Section 4.10 described above.

Section 4.12	Liens. Generally restricts the ability of Delta Mills and its subsidiaries to incur or suffer to exist any lien upon any of their assets or any shares of stock of any of Delta Mills’ subsidiaries unless certain requirements are met (such as generally securing with the collateral the Notes on an equal and ratable basis) or such lien qualifies in one of several categories of permitted liens.

The covenants set forth in Section 4.13 (restricting sale and leaseback transactions) and Section 4.16 (limiting the issuance and sale of capital stock of Delta Mills’ wholly-owned subsidiaries) of the Indenture contain references to the requirements of Sections 3.09, 4.10 and/or 4.12 of the Indenture, which the Proposed Amendments would also delete.

Amendment of Covenant Relating to Indebtedness

The Proposed Amendments would amend Section 4.09, the current covenant restricting indebtedness, to permit, as an additional category of “Permitted Debt” (as defined in the Indenture), the incurrence by Delta Mills of additional indebtedness (and refinancings thereof) in a principal amount of up to $9 million.

Deletion of Definitions

The Proposed Amendments would delete those definitions from the Indenture when all references to the terms defined in such definitions would be eliminated as a result of the foregoing.

Amendment of Notes and Subsidiary Guarantees

The form of the Notes and the related Subsidiary Guarantees (as defined in the Indenture) shall be deemed amended or modified to the extent necessary to reflect the Proposed Amendments to the Indenture.

The Proposed Amendments constitute a single proposal and a tendering and consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

The elimination and modification of the covenants, events of default and definitions set forth in the Supplemental Indenture and related amendment of the Notes and Subsidiary Guarantees will not be operative if the Offer is not subsequently consummated on the Payment Date by the purchase of all validly tendered Notes not withdrawn.

If the Proposed Amendments become operative, the Holders of Notes that are not acquired in the Offer will be bound thereby. Therefore, consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for Holders whose Notes are not tendered in the Offer. See “RISK FACTORS—Risks to Holders of Notes Not Tendered in Offer if the Solicitation is Successful.”

Pursuant to the terms of the Indenture, the Proposed Amendments require the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, excluding for such purposes any Notes owned at the time by Delta Mills or any of its affiliates.

The valid tender by a Holder of Notes pursuant to the Offer must be accompanied by a Consent by such Holder to the Proposed Amendments with respect to such Notes.

ACCEPTANCE OF NOTES FOR PAYMENT AND PAYMENT FOR NOTES;
ACCEPTANCE OF CONSENTS

Upon the terms and subject to the conditions of the Offer and the Solicitation (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Delta Mills will purchase, by accepting for payment, and will pay for all Notes validly tendered pursuant to the Offer.

Payment of the purchase price will be made by the deposit of the aggregate consideration payable as provided herein in immediately available funds by Delta Mills, as promptly as practicable after the later of (i) the Expiration Time and (ii) the satisfaction and waiver of the conditions specified in the Offer and the Solicitation, with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from Delta Mills and transmitting such payment to tendering Holders. Under no circumstances will interest on the consideration payable herein be paid by Delta Mills by reason of any delay in making payment. Delta Mills expressly reserves the right, in its sole discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See “CONDITIONS TO THE OFFER AND THE SOLICITATION.” In all cases, payment by the Depositary to Holders or beneficial owners of the Notes of the Offer Price and Consent Payments for Notes purchased and/or Consents tendered pursuant to the Offer will be made only after timely receipt by the Depositary of (i) such tendered Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in “PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS,” (ii) a properly completed and duly executed Consent and Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined below) and (iii) any other documents required by the Consent and Letter of Transmittal.

For purposes of the Solicitation, Consents received by the Depositary will be deemed to have been accepted if, as and when Delta Mills and the Trustee have executed the Supplemental Indenture as of 4:59 p.m., New York City time, on the Expiration Date, so long as Delta Mills subsequently accepts Notes for purchase and payment pursuant to the Offer. For purposes of the Offer, tendered Notes will be deemed to have been accepted for payment, if, as and when Delta Mills gives oral or written notice thereof to the Depositary.

If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Offer.

Tendering Holders will not be obligated to pay brokerage fees or commissions to the Depositary or Delta Mills, or, except as set forth in Instruction 6 of the Consent and Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer or the payment of the Consent Payment.

Delta Mills reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve Delta Mills of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Offer.

It is a condition precedent to Delta Mills’ obligation to purchase the Notes pursuant to the Offer, among other conditions, that the Supplemental Indenture has been executed.

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

The tender of Notes pursuant to the Offer and in accordance with the procedures described below must be accompanied by a Consent with respect to the Notes tendered, and accordingly, Holders who desire to tender their Notes pursuant to the Offer and receive the Offer Price must indicate their Consent to the Proposed Amendments on the Consent and Letter of Transmittal with respect to their Notes. Holders may, however, deliver Consents without validly tendering their Notes pursuant to the Offer (although such Consents will not be accepted unless the Majority Consent Condition is met and all validly tendered Notes are subsequently purchased in the Offer). In the event that Notes are purchased in the Offer, all Consents that have been tendered will be accepted.

Tender of Notes and Delivery of Consents

The tender by a Holder of Notes (and subsequent acceptance of such tender by Delta Mills) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and Delta Mills in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal.

Only Holders are authorized to tender their Notes and consent to the Proposed Amendments. The procedures by which Notes may be tendered and Consents given, including those to be used by beneficial owners that are not Holders, will depend upon the manner in which the Notes are held, as set forth below. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof.

Delivery of Consents Only

To effectively deliver a Consent to the Proposed Amendments (without tendering Notes), a properly completed Consent and Letter of Transmittal (or a facsimile thereof) duly executed by the Holder thereof must be received by the Depositary at its address set forth on the back cover of this Offer Document on or prior to the Consent Time. If a facsimile copy is provided to the Depositary, Holders should promptly forward the originally executed document to the Depositary by any appropriate means.

Tender of Notes Held in Physical Form

To effectively tender Notes held in physical form pursuant to the Offer, a properly completed Consent and Letter of Transmittal (or a facsimile thereof duly executed by the Holder thereof) and any other documents required by the Consent and Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer Document (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Time; provided, however, that the tendering Holder may instead comply with the guaranteed delivery procedure set forth below. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to Delta Mills. Any Notes received by the Depositary that are not properly tendered or as to which irregularities have not been cured or waived will be returned by the Depositary to the appropriate tendering Holder as soon as practicable.

Tender of Notes Held Through a Custodian

To effectively tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Notes on the beneficial owner’s behalf. A Letter of Instructions is included in the solicitation materials provided with this Offer Document which may be used by a beneficial owner in this process to effect the tender. Any beneficial holder of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender such Notes and execute on such beneficial owner’s behalf a Consent with respect to such Notes.

Tender of Notes Held Through DTC

To effectively tender Notes that are held through DTC, DTC participants may, in lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP (and thereby provide their Consents to the Proposed Amendments), and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

THE METHOD OF DELIVERY OF NOTES AND CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT’S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING CONSENTS AND LETTERS OF TRANSMITTAL AND SUCH OTHER DOCUMENTS, AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Time (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent’s Message), Delta Mills may, at its option, treat such tender as defective for purposes of the right to receive the Consent Payment and Offer Price. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

Book-Entry Delivery Procedures

The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer Document, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depository’s account at DTC, the Consent and Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer Document on or prior to the Expiration Time, or the guaranteed delivery procedure described below must be followed. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering Notes that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and Delta Mills may enforce such agreement against such participants.

Signature Guarantees

Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Payment Instructions”, “Special Delivery Instructions” or “Special Wire Instructions” on the Consent and Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (“NASD”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned, or payment is to be made, to a person other than the registered Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

Guaranteed Delivery

If a Holder desires to deliver Consents and tender Notes pursuant to the Offer and the Solicitation, and time will not permit the Consent and Letter of Transmittal, Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Time, such Holder may nevertheless deliver its Consents, and such Notes may nevertheless be tendered, with the effect that such delivery and/or tender will be deemed to have been received on or prior to the Expiration Time if all of the following conditions are satisfied:

(i)  the tender is made by or through an Eligible Institution;

(ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Delta Mills herewith, or an Agent’s Message with respect to guaranteed delivery that is accepted by Delta Mills, is received by the Depositary prior to the Expiration Time as provided below, and

(iii)  the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a Consent and Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal or a properly transmitted Agent’s Message, are received by the Depositary within two New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Depositary and must include a Guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Failure to complete the guaranteed delivery procedure outlined above will not, of itself, affect the validity of, or effect a revocation of, any Consent properly executed by a Holder of Notes who attempted to use the guaranteed delivery procedures.

Under no circumstances will interest be paid by Delta Mills by reason of any delay in making payment to any person using the guaranteed delivery procedures. The Offer Price and the Consent Payment for Notes tendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the Depositary on or prior to the Expiration Time, even if the

Notes to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Notes is not made, until after the Payment Date.

Lost or Missing Notes

If a Holder desires to tender Notes pursuant to the Offer but such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee under the Indenture, at the address or telephone number listed below, about procedures for obtaining replacement Notes or arranging for indemnification or about any other matter that requires handling by the Trustee:

Trustee:	The Bank of New York Trust Company, N.A. c/o The Bank of New York 101 Barclay Street 7E New York, New York 10286 Attention: Reorganization Unit Telephone: 212-298-1915

Back-up U.S. Federal Income Tax Withholding

To prevent backup U.S. federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding, by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or Consents pursuant to any of the procedures described above will be determined by Delta Mills in Delta Mills’ sole discretion (whose determination shall be final and binding). Delta Mills reserves the absolute right to reject any or all tenders of any Notes or Consents determined by it not to be in proper form or, in the case of Notes or Consents, if the acceptance for payment of, or payment for, such Notes or Consents may, in the opinion of Delta Mills’ counsel, be unlawful. Delta Mills also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes or Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Delta Mills’ interpretation of the terms and conditions of the Offer and the Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of Delta Mills, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Delta Mills waives its right to reject a defective tender of Notes, the Holder will be entitled to the Total Consideration.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Tenders of Notes may be validly withdrawn at any time on or prior to 5:00 p.m., New York City time, and Consents may be validly revoked at any time on or prior to 4:59 p.m., New York City time, on the Expiration Date, but, subject to the limited exceptions set forth below, not thereafter. A valid withdrawal of tendered Notes prior to the Expiration Time will constitute the concurrent valid revocation of such Holder’s related Consent unless expressly stated otherwise in the withdrawal statement and except that Consents may not be revoked after the Consent Time. If both Notes and Consents were tendered, the revocation of the Consent will constitute a withdrawal of the related tendered Notes.

In order for a Holder to revoke a Consent, such Holder must withdraw any related tendered Notes. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering Holder and the Consents will not be effective. In the event of a termination of the Solicitation, or if the Majority Consent Condition is not met, any Consents given will not be effective.

For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Offer Document. For a revocation of Consents to be effective, such notice must be received by the Depositary on or prior to 4:59 p.m., New York City time, on the Expiration Date.

Any such notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn (or to which a Consent relates) and identify the number or numbers shown on the particular Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer, and will constitute the concurrent valid revocation of such Holder’s Consent unless expressly stated otherwise in the withdrawal statement and except that Consents may not be revoked after the Consent Time.

Withdrawal of Notes and/or revocation of Consents can be accomplished only in accordance with the foregoing procedures.

All questions as to the validity (including time of receipt) of notices of withdrawal and revocation of Consents will be determined by Delta Mills, in Delta Mills’ sole discretion (whose determination shall be final and binding). None of Delta Mills, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents, or incur any liability for failure to give any such notification.

DESCRIPTION OF THE NOTES AFTER THE PROPOSED AMENDMENTS

The following description sets forth certain material terms and provisions of the Notes after giving effect to the Proposed Amendments. The description does not purport to be complete and is qualified in its entirety by reference to the Indenture, the form of Supplemental Indenture and the Notes. Copies of the Indenture and form of Supplemental Indenture are available upon request to Delta Mills

The Notes are general unsecured obligations of Delta Mills and were issued under an Indenture, dated as of August 27, 1997, between Delta Mills and The Bank of New York Trust Company, N.A., as trustee. As of the date hereof, the aggregate outstanding principal amount of the Notes is $30,941,000. The final maturity date of the Notes is September 1, 2007. Interest on the Notes is 9-5/8% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year to Holders of record on the immediately preceding February 15 and August 15, respectively.

The Notes are subject to redemption upon not less than 30 nor more than 60 days notice by mail, at any time, as a whole or in part, at the election of Delta Mills, at the Redemption Price of 100% of the principal amount plus accrued and unpaid interest thereon to the applicable redemption date.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Indenture will continue to contain several existing covenants, which are summarized below. The following descriptions of the applicable provisions are merely summaries of, and do not modify, those provisions:

Section 4.01	Payment of Notes.Generally requires Delta Mills to make the payments on the Notes as provided in the Notes and provides for additional interest on late payments.
Section 4.02
Maintenance of Office or Agency.Generally requires Delta Mills to maintain an office or agency in the Borough of Manhattan in New York City where the Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or on the Company with respect to the Notes and the Indenture may be served.

Section 4.03
Reports.Requires Delta Mills to file with the SEC and furnish to the Holders such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act whether or not Delta Mills is required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Also requires Delta Mills to furnish Holders and prospective investors certain other information.

Section 4.04
Compliance Certificate.Generally requires Delta Mills to deliver to the Trustee (a) within 90 days of the end of each of its fiscal years a certificate certifying as to Delta Mills’ compliance with the Indenture covenants and that no event has occurred and remains in existence that would prohibit the payment of principal or interest on the Notes, (b) an annual written statement by Delta Mills’ independent certified public accountants stating whether such accountants have become aware of any violation of Articles 4 or 5 of the Indenture as it relates to accounting matters, and (c) a certificate describing any default or event of default under the Indenture and Delta Mills’ proposed response thereto.

Section 4.05
Taxes.Generally requires Delta Mills to pay and cause its subsidiaries to pay all material taxes, assessments and governmental levies except such as are being contested in good faith or such as the failure to pay would not have an adverse material effect on Holders.

Section 4.06	Stay, Extension and Usury Laws.Generally prohibits Delta Mills from claiming the benefit of any stay, extension or usury laws that may affect the covenants or the performance of the Indenture.
Section 4.07
Restricted Payments.Generally restricts the ability of Delta Mills and its subsidiaries to make certain payments, including (i) certain dividends or distributions in respect of their equity securities, (ii) certain purchases, redemptions or other acquisitions or retirements for value of their equity securities, (iii) certain principal payments on or purchases, redemptions, defeasances or other acquisitions or retirements for value prior to stated maturity of any indebtedness subordinated to the Notes, and (iv) certain investments.

Section 4.08
Dividend and Other Payment Restrictions Affecting Subsidiaries.Generally restricts Delta Mills and its subsidiaries from limiting the ability of any of Delta Mills’ subsidiaries to (i) pay dividends or make distributions to, (ii) pay indebtedness or other obligations owed to, (iii) make loans or advances to, or (iv) sell, lease or transfer any of its property or assets to Delta Mills or its subsidiaries or to guaranty the Notes or any renewals, refinancings, exchanges, refunds or extensions of the Notes.

Section 4.09
Incurrence of Indebtedness and Issuance of Preferred Stock.Generally restricts the ability of Delta Mills and its subsidiaries to incur any indebtedness or issue preferred stock unless: (1) the Fixed Charge Coverage Ratio (as defined in the Indenture) for Delta Mills’ most recently ended four full fiscal quarters would have been at least 2.0 to 1 determined on a pro forma basis after giving effect to the incurrence of the new indebtedness or issuance of preferred stock, and no default under the Indenture exists and the incurrence of indebtedness or issuance of preferred stock would not cause a default under the Indenture, or (2) any such indebtedness qualifies under one of several categories of Permitted Debt as defined in the Indenture. As stated above under the heading “PROPOSED AMENDMENTS TO THE INDENTURE — Amendment of Covenant Relating to Indebtedness,” the Proposed Amendments would amend this Section 4.09, to permit, as an additional category of “Permitted Debt” (as defined in the Indenture), the incurrence by Delta Mills of additional indebtedness in a principal amount of up to $9 million.

Section 4.11
Transactions with Affiliates.Generally restricts the ability of Delta Mills and its subsidiaries to engage in transactions with any of their affiliates or 10% or greater beneficial owners (other than transactions between or among Delta Mills and its wholly owned subsidiaries and certain enumerated transactions) unless (i) such transactions are on terms no less favorable than the terms that would have been obtained from an unrelated party, and (ii) in the case of transactions in excess of $1.0 million the approval of Delta Mills’ board of directors, including a majority of its disinterested members, has been obtained, and in the case of transactions in excess of $5.0 million, Delta Mills provides the Trustee with a fairness opinion from an investment banking firm of national standing.

Section 4.13
Sale and Leaseback Transactions.Generally restricts the ability of Delta Mills and its subsidiaries to enter into any sale and leaseback transaction unless (i) Delta Mills or the subsidiary could have incurred indebtedness equal to the attributable debt related to the transaction under the indebtedness covenant described above and could have incurred a lien under the lien covenant described above, (ii) the net proceeds are at least equal to the fair market value of the property subject to the transaction, and (iii) the transfer of assets is permitted by the asset sale covenant described above and the proceeds are applied in accordance therewith.

Section 4.14
Corporate Existence.Requires Delta Mills to keep in full force and effect the existence, rights, licenses and franchises of itself and its subsidiaries unless Delta Mills’ board of directors determines that such preservation is no longer desirable to the conduct of Delta Mills’ business and the loss thereof is not materially adverse to Holders.

Section 4.15
Offer to Purchase Upon Change of Control.Generally requires Delta Mills to offer to purchase for cash the outstanding Notes at a purchase price equal to 101% of principal plus any accrued and unpaid interest and certain liquidated damages, if any, in the event a change of control (as defined in the Indenture) occurs.

Section 4.16
Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Subsidiaries.Generally restricts Delta Mills and its subsidiaries from issuing or transferring any capital stock of any of Delta Mills’ subsidiaries to any person (other than to Delta Mills or any of its wholly-owned subsidiaries) unless in the case of transfers all of the capital stock of a subsidiary is disposed of and the cash portion of the proceeds are applied in accordance with the asset sale covenant described above.

Section 4.17
Payments for Consent.Generally prohibits Delta Mills and its subsidiaries from paying any consideration to any Holder as an inducement for any consent, waiver or amendment of any terms or provisions of the Indenture or the Notes unless the same consideration is offered or paid to all Holders giving the consent or waiver or agreeing to the amendment in the time frame set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 4.18
Limitation on Investment Company Status.Generally prohibits Delta Mills and its subsidiaries from taking any action or permitting any circumstance that would require Delta Mills to register as an investment company under the Investment Company Act of 1940, as amended.

Section 4.19
Additional Subsidiary Guarantees. Generally requires any newly-created or acquired subsidiary of Delta Mills or its existing subsidiaries, with certain limited exceptions, to become a guarantor of the Notes.

Section 5.01	Merger, Consolidation, or Sale of Assets.Generally imposes conditions on mergers, consolidations and sales of substantially all assets involving Delta Mills or its subsidiaries.
Section 5.02
Successor Corporation Substituted.Generally provides that the successor entity to Delta Mills in any merger, consolidation or asset sale subject to Section 5.01 described above shall succeed to Delta Mills’ rights and obligations under the Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the Offer and the Solicitation to Holders of Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and judicial decisions, all as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. In addition, this discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in the light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular Holders. Further, this summary assumes that Holders hold their Notes as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code.

THIS SUMMARY IS BASED UPON THE U.S. FEDERAL TAX LAWS AND REGULATIONS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED AND DOES NOT TAKE INTO ACCOUNT TAX LAWS OF ANY STATE, LOCAL OR FOREIGN GOVERNMENT THAT MAY BE APPLICABLE TO THE NOTES OR HOLDERS. HOLDERS

SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Income Tax Considerations for Tendering and Consenting Holders

A sale of Notes by a Holder pursuant to the Offer will be a taxable transaction to such Holder for U.S. federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash (excluding the Consent Fee) received for such Note, other than the portion of such amount that is properly allocable to accrued and unpaid interest, which will be taxed as ordinary income, and (ii) the Holder’s “adjusted tax basis” for such Note at the time of sale. Any such capital gain will generally be taxed as long term capital gain, if the Holder has held the Note for more than 12 months. If the Holder has not held the Note for more than 12 months, then the Holder will generally be subject to tax on any such capital gain at the regular ordinary income tax rates applicable to such Holder. Generally, a Holder’s adjusted tax basis will be equal to the cost of a Note to such Holder. If applicable, a Holder’s tax basis in a Note also would be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the Holder has previously elected to deduct from gross income on an annual basis. Consent Payments will generally be taxable as ordinary income to such Holder (rather than as sale proceeds, discussed above).

An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a “market discount.” Subject to a statutory de minimis exception, market discount is the excess of the “face amount” of such Note over the Holder’s tax basis in such Note immediately after its acquisition by such Holder. In general, unless the Holder has elected to include market discount in income currently as it accrues, any gain realized by a Holder on the sale of a Note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (ratably or, at the election of the Holder, on a constant interest basis) while such Note was held by the Holder.

Tax Considerations for Non-Tendering Holders

A Non-Tendering Holder who accepts a Consent Payment for consenting to the Proposed Amendments will be required to recognize the amount of such fee as ordinary income.

Back-up Withholding

The receipt of the Offer Price and/or a Consent Payment by a Holder may be subject to backup withholding at the rate of 28% with respect to such payments unless such Holder (i) comes within certain exempt categories of payees and demonstrates this fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Holder’s U.S. federal income tax liability. A Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN THE LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE SOLICITATION, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER

TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

THE DEPOSITARY

The Bank of New York Trust Company, N.A., the Trustee under the Indenture, has been appointed Depositary for the Offer. Consents and Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone numbers set forth on the back cover page of this Offer Document.

FEES AND EXPENSES

Delta Mills will pay the Depositary reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delta Mills will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer Document and related documents to the beneficial owners of Notes.

Delta Mills will pay all transfer taxes, if any, applicable to the purchase of Notes pursuant to the Offer. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person signing the Consent and Letter of Transmittal, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Offer Price otherwise payable to such tendering Holder.

MISCELLANEOUS

Delta Mills is not aware of any relevant jurisdiction in which the making of the Offer and the Solicitation is not in compliance with applicable law. If Delta Mills becomes aware of any relevant jurisdiction in which the making of the Offer and the Solicitation would not be in compliance with applicable law, Delta Mills will make a good faith effort to comply with any such law. If, after such good faith effort, Delta Mills cannot comply with any such law, the Offer and the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Delta Mills not contained in this Offer Document or in the Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Manually signed facsimile copies of the Consent and Letter of Transmittal, properly completed and duly executed, will be accepted. The Consent and Letter of Transmittal, Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth on the back cover page of this Offer Document.

APPENDIX A

DELTA MILLS, INC.
HYPOTHETICAL LIQUIDATION ANALYSIS
BASED ON DECEMBER 31, 2005 BALANCE SHEET

BASIS OF PRESENTATION

The analysis summarized in this Appendix A considered two liquidation approaches for Delta Mills, Inc. (the “Company”). For each of the approaches, a “higher” and “lower” estimate was developed. This illustrates that there is a range of possible outcomes under each approach. The actual recovery amount could be higher or lower than these estimates. The analysis assumed a January 2006 bankruptcy filing and utilized unaudited financial statements as of December 31, 2005.

The first approach was an immediate shutdown of the business. In the immediate shutdown approach, it was assumed that the Company simultaneously files for protection under Chapter 11 of the US Federal Bankruptcy Code (the “Bankruptcy Code”) and ceases all business operations. Subsequent to the shut-down, all assets of the Company would be sold in an orderly liquidation over a period of 12 months. Proceeds would be distributed to creditors in accordance with the provisions of the Bankruptcy Code, with unsecured creditors likely to receive payments, if any, only at the end of the bankruptcy proceedings.

The second approach was an orderly run out of the business. In the orderly run out approach, it was assumed that the Company files for protection under Chapter 11 of the Bankruptcy Code and initiates a three month run out of the business (the “Three Month Run Out”). In this approach, the Company would complete the sales in its backlog and convert a substantial amount of raw materials and work-in-process to finished goods. All assets remaining with the Company after the Three Month Run Out period would be sold in an orderly liquidation process which would commence after the completion of the Three Month Run Out. This liquidation process is assumed to continue for 12 months thereafter. Proceeds would be distributed to creditors in accordance with the provisions of the Bankruptcy Code with unsecured creditors likely to receive payments, if any, only at the end of the bankruptcy proceedings.

The analysis was prepared based on an assumed treatment of various issues by a bankruptcy court, including but not limited to the following:

•	North Carolina tax liability

•	Employee severance claims

•	Environmental claims

•	Contingent contract claims

•	Bankruptcy Avoidance Actions

•	Professional Fees

•	Reclamation rights of Company vendors

Actual treatment of these issues by a bankruptcy court could be materially different than the assumptions made in the analysis. Additionally, these issues could be the subject of substantial litigation by the various parties-in-interest to the estate. Such litigation could cause the professional fees incurred to greatly exceed the amounts estimated in the analysis and delay the timing of distributions to creditors. Any such litigation would likely increase the length of time necessary for the Company to remain under bankruptcy protection which would increase holding costs and fees associated with the bankruptcy proceeding; such increased costs and fees could materially reduce the distributions to unsecured creditors. No representation is made regarding the length of time required to resolve any possible disputes, legal or otherwise, in order to distribute money to creditors.

SUMMARY OF LIQUIDATION RECOVERY — IMMEDIATE SHUT DOWN

Net Estimated Cash Available for Distribution

The analysis relied on appraisals performed during November and December of 2005 for values of Fixed Assets and Inventory. The values of Accounts Receivable and all other assets were based on Management estimates and outcomes in similar circumstances. Any estimated agent commissions or other transaction costs were deducted from the value of the Company’s assets. All such asset recoveries are estimates and could vary materially in timing and amount.

Costs Associated with Liquidation

These are the estimated costs to liquidate the assets of the Company over a 12 month period under the auspices of the bankruptcy court and would be paid before any distributions to claimholders. Costs of liquidation include professional fees of approximately $3 million to approximately $4 million, WARN act liabilities of approximately $3 million and post-petition wind-down operating costs including employee compensation, insurance, property taxes (approximately $1 million), security and other expenses totaling approximately $3 million to approximately $4 million.

Total Secured Claims, Total Priority Claims, Total General Unsecured Claims

In accordance with the Bankruptcy Code, the analysis assumes that claims of the secured lender and priority claims would be paid in full before any payments could be made to unsecured creditors. Secured claims consist of repayment of the revolver of approximately $25 million and standby letters of credit and post-petition interest totaling approximately $2 million. Priority claims consist of employee related claims of approximately $2 million to approximately $3 million and reclamation rights of approximately $6 million (a substantial majority of the trade payables balance as of December 31, 2005). Other general unsecured claims consist of unsecured employee claims of approximately $3 million, unsecured senior note interest of approximately $1 million, and other miscellaneous general unsecured claims of approximately $2 million.

Immediate Shut Down — CH 11 Liquidation Analysis ($ in 000’s)	Estimated Lower Value	Estimated Higher Value
Net Estimated Cash Available For Distribution	$50,263	$56,632
Costs Associated With Liquidation	(9,869)	(10,400)
Total Secured Claims	(27,293)	(27,293)
Net Estimated Proceeds Available To Priority/Unsecured Claims	13,101	18,939
Total Priority Claims	(8,296)	(7,993)
Net Estimated Proceeds Available To General Unsecured Claims	$4,805	$10,946

Pre-Petition Accounts Payable (non-reclamation)	632	632
Senior Notes	30,941	30,941
All Other	5,706	6,009
Total General Unsecured Claims	$37,279	$37,581
Estimated General Unsecured Claim Deficiency	$(32,473)	$(26,636)
Percentage Recovery to General Unsecured Claimholders	12.9%	29.1%

As mentioned above, the analysis assumed that the assets would be liquidated over a 12 month period and that the proceeds of this liquidation would be available for distribution at that time. However, it is possible that all of the assets will not be sold within 12 months. In addition, there may be disputes that delay the distribution of proceeds to creditors. Furthermore, the analysis used estimates of the costs associated with the liquidation. It is possible that the actual costs associated with the liquidation could exceed the costs used in the analysis due to protracted litigation or other unanticipated expenses.

The charts below illustrate the potential impact on the recovery to general unsecured claims of an extended bankruptcy proceeding and/or additional costs due to protracted litigation or other expenses.

SUMMARY OF LIQUIDATION RECOVERY — IMMEDIATE SHUT DOWN (continued)

Immediate Shut Down - CH 11 Liquidation analysis ($ in 000’s)

Lower Value Available to Unsecured Creditors

Present Value of Recovery (at 9-5/8%)*	Net Present Value
Additional Bankruptcy/Holding Costs	$0		$1,000		$2,000
Recovery	$	%	$	%	$	%
Assumed Length of Proceedings
Undiscounted	$4,805	12.9%	$3,805	10.2%	$2,805	7.5%
12 Months	4,383	11.8%	3,471	9.3%	2,559	6.9%
24 Months	3,999	10.7%	3,167	8.5%	2,334	6.3%
36 Months	3,648	9.8%	2,888	7.7%	2,129	5.7%

Higher Value Available to Unsecured Creditors

Present Value of Recovery (at 9-5/8%)*	Net Present Value
Additional Bankruptcy/Holding Costs	$0		$1,000		$2,000
Recovery	$	%	$	%	$	%
Assumed Length of Proceedings
Undiscounted	$10,946	29.1%	$9,946	26.5%	$8,946	23.8%
12 Months	9,985	26.6%	9,072	24.1%	8,160	21.7%
24 Months	9,108	24.2%	8,276	22.0%	7,444	19.8%
36 Months	8,308	22.1%	7,549	20.1%	6,790	18.1%

*Senior Note Interest Rate

SUMMARY OF LIQUIDATION RECOVERY — ORDERLY RUN OUT

Net Estimated Cash Available For Distribution

This scenario assumed that the Company generates between approximately $21 million and approximately $22 million of cash during a three month period beginning January 1, 2006 and ending April 1, 2006. This cash is generated by a net reduction of approximately $4 million in accounts receivable, approximately $18 million to approximately $19 million of inventory, and approximately $3 million of other assets all converted into cash, but reduced by approximately $4 million in expenses.

Assets remaining on the Company’s balance sheet at the end of this three month period were assumed to be subsequently liquidated. For the values of Fixed Assets, the analysis relied on appraisals performed during November and December of 2005. The values of Accounts Receivable, Inventory and all other assets were based on discussions with management and outcomes in similar circumstances. Any estimated agent commissions or other transaction costs were deducted from the value of the Company’s assets. All such asset recoveries are estimates and could vary materially in timing and amount.

Costs Associated with Liquidation

These are the estimated costs to liquidate the assets of the Company under the auspices of the bankruptcy court over a 12 month period after the Three Month Run Out and would be paid before any distributions to creditors. Costs of liquidation include professional fees of approximately $2 million to approximately $3 million (excluding approximately $2 million of professional fees paid during the 3 month run out period), WARN act liabilities of approximately $0.5 million, post-petition wind down operating costs including employee compensation, insurance, property taxes (approximately $1 million), security and other expenses totaling between approximately $4 million to approximately $5 million and employee severance claims of approximately $3 million.

SUMMARY OF LIQUIDATION RECOVERY — ORDERLY RUN OUT (continued)

Total Secured Claims, Total Priority Claims, Total General Unsecured Claims

In accordance with the Bankruptcy Code, the analysis assumed that claims of the secured lender and priority claims would be paid in full before any payments could be made to unsecured creditors. Secured claims consist of repayment of the revolver of approximately $25 million and standby letters of credit and post-petition interest totaling approximately $2 million. Priority claims consist of employee related claims of approximately $2 million and reclamation rights of approximately $6 million (a substantial majority of the trade payables balance as of December 31, 2005). Other general unsecured claims consist of unsecured employee claims of approximately $1 million, unsecured senior note interest of approximately $1 million, and other miscellaneous general unsecured claims of approximately $2 million.

Orderly Run Out — CH 11 Liquidation Analysis ($ in 000’s)	Estimated Lower Value	Estimated Higher Value
Net Estimated Cash Available For Distribution	$56,283	$60,347
Costs Associated With Liquidation	(10,423)	(10,552)
Total Secured Claims	(27,230)	(27,230)
Net Estimated Proceeds Available To Priority/Unsecured Claims	18,630	22,565
Total Priority Claims	(7,969)	(7,969)
Net Estimated Proceeds Available To General Unsecured Claims	$10,661	$14,595

Pre-Petition Accounts Payable (non-reclamation)	632	632
Senior Notes	30,941	30,941
All Other	3,657	3,657
Total General Unsecured Claims	$35,229	$35,229
Estimated General Unsecured Claim Deficiency	$(24,569)	$(20,634)
Percentage Recovery to General Unsecured Claimholders	30.3%	41.4%

As mentioned above, the analysis assumed that the assets would be liquidated over a 15 month period and that the proceeds of this liquidation would be available for distribution at that time. However, it is possible that all of the assets will not be sold within 15 months. In addition, there may be disputes that delay the distribution of proceeds to creditors. Furthermore, the analysis used estimates of the costs associated with the liquidation. It is possible that the actual costs associated with the liquidation could exceed the costs used in the analysis due to protracted litigation or other expenses.

SUMMARY OF LIQUIDATION RECOVERY — ORDERLY RUN OUT (continued)

The charts below illustrate the potential impact on the recovery to general unsecured claims of an extended bankruptcy proceeding and/or additional costs due to protracted litigation or other expenses.

Orderly Run Out - Ch 11 Liquidation analysis ($ in 000’s)

Lower Value Available to Unsecured Creditors

Present Value of Recovery (at 9-5/8%)*	Net Present Value
Additional Bankruptcy/Holding Costs	$0		$1,000		$2,000
Recovery	$	%	$	%	$	%
Assumed Length of Proceedings
Undiscounted	$10,661	30.3%	$9,661	27.4%	$8,661	24.6%
15 Months	9,504	27.0%	8,612	24.4%	7,721	21.9%
27 Months	8,669	24.6%	7,856	22.3%	7,043	20.0%
39 Months	7,908	22.4%	7,166	20.3%	6,425	18.2%

Higher Value Available to Unsecured Creditors

Present Value of Recovery (at 9-5/8%)*	Net Present Value
Additional Bankruptcy/Holding Costs	$0		$1,000		$2,000
Recovery	$	%	$	%	$	%
Assumed Length of Proceedings
Undiscounted	$14,595	41.4%	$13,595	38.6%	$12,595	35.8%
15 Months	13,012	36.9%	12,120	34.4%	11,229	31.9%
27 Months	11,869	33.7%	11,056	31.4%	10,243	29.1%
39 Months	10,827	30.7%	10,085	28.6%	9,343	26.5%

*Senior Note Interest Rate

SUMMARY

The results of the analysis show an estimated return to general unsecured creditors under the Immediate Shut Down scenario of between approximately $4.8 million and approximately $10.9 million or 12.9% to 29.1%, before consideration of the time value of money. The return to general unsecured creditors under the Orderly Run Out scenario is estimated between approximately $10.7 million and approximately $14.6 million or 30.3% to 41.4%, before consideration of the time value of money. This suggests that the opportunity for the highest return to general unsecured creditors would be in the Orderly Run Out scenario. However, it is not clear that management would be able to implement such a plan as it would be dependent upon many factors which may be out of Management’s control including, but not limited to, the availability of funding as well as the consent and support of vendors, customers, creditors, and employees. In addition, a number of factors could impact recoveries under the Orderly Run Out Scenario, such as:

•	Inability to meet forecasted sales from both a price and volume standpoint;

•	Manufacturing inefficiencies associated with variable and uncertain manufacturing schedules; and

•	Inefficiencies and disruptions associated with employee turnover, vendor service and support issues, and customer service concerns.

These market and operational challenges could materially affect operating expenses and asset recoveries.

The Depositary for the Offer and Consent Solicitation is:

The Bank of New York Trust Company, N.A.

By Registered or Certified Mail:
The Bank of New York Trust Company, N. A.
c/o The Bank of New York
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New York, New York 10286
Attn: Reorganization Floor 7E
Ms. Evangeline R. Gonzales
Facsimile: (212) 298-1915

By Overnight Courier or By Hand:
The Bank of New York Trust Company, N. A.
c/o The Bank of New York
101 Barclay Street
Corporate Trust Services Window
Ground Level
New York, New York 10286
Attn: Reorganization Floor 7E
Ms. Evangeline R. Gonzales
Facsimile: (212) 298-1915

By Facsimile:
The Bank of New York Trust Company, N. A.
c/o The Bank of New York Corporate Trust Department
Reorganization Unit
Attn: Ms. Evangeline R. Gonzales
Facsimile No.: (212) 298-1915

Confirm by Telephone:
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